Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MARNELL GAMING, LLC,

CENTURY NEVADA ACQUISITION, INC.

and

CENTURY CASINOS, INC.

dated as of

February 22, 2022

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of February 22, 2022, is entered into among Marnell Gaming, LLC, a Nevada limited liability company (“Seller”), Century Nevada Acquisition, Inc., a Nevada corporation (“Buyer”), and Century Casinos, Inc., a Delaware corporation (“Guarantor”).  Seller and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller owns, or as of immediately prior to the First Closing will own, all of the issued and outstanding Member’s Interests (as defined in the Nugget Sparks Operating Agreement and Smooth Bourbon Operating Agreement, respectively) (collectively, the “Membership Interests”), in Nugget Sparks, LLC, a Nevada limited liability company (“Nugget Sparks”), and Smooth Bourbon, LLC, a Nevada limited liability company (“Smooth Bourbon”, and with Nugget Sparks, each individually, a “Company” and collectively, the “Company Entities”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, fifty percent (50%) of the Membership Interests in Smooth Bourbon and one hundred percent (100%) of the Membership Interests of Nugget Sparks in exchange for the applicable purchase prices set forth below, which purchase the Parties contemplate occurring in two separate transactions subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
Definitions

Section 1.01.Definitions.  As used herein, the following terms have the following meanings:

“$” means dollars, the lawful currency of the United States.

“Accounting Firm”  means Deloitte LLP, or any other independent accounting firm that may be mutually agreed upon by Buyer and Seller.

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any action, lawsuit, charge, arbitration, inquiry, audit, litigation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the preamble.

“Anthony Marnell” has the meaning set forth in Section 5.08(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.02(a)(v).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Available Insurance Policies” has the meaning set forth in Section 5.16.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base First Closing Purchase Price” means $95,000,000.

“Base Second Closing Purchase Price” means $100,000,000.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Nevada are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” and “Buyer Indemnitees” have the meaning set forth in Section 8.02.

“Buyer Tax Claim” has the meaning set forth in Section 6.04.

“Cage Cash”  has the meaning set forth in Section 2.03(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and any and all applicable Laws promulgated thereunder (including any SBA rules, regulations and guidance).

“Cash/Chip Count”  has the meaning set forth in Section 2.03(b).

“Casualty Event” means the damage or destruction of the Property or any portion thereof by fire or other casualty.

“Chip Count”  has the meaning set forth in Section 2.03(b).

“Closing” and “Closings” have the meaning set forth in Section 2.07.

“Closing Costs” has the meaning set forth in Section 2.01(a).

“Closing Date Principles” means GAAP; provided,  however, that none of the Estimated Closing Statement, the Estimated Second Closing Cash Consideration, the Closing Statement, the Final Second Closing Cash Consideration or any component of any of the foregoing shall take into account or give effect to (i) any change in the balance sheet of either Company as a result of (A) any financing transaction entered into by Buyer or any of its Affiliates in connection with the transactions contemplated hereby, (B) any transfer of cash by or on behalf of Buyer or its Affiliates to the Company Entities or (C) any payment of Indebtedness or Company Transaction Expenses by or on behalf of Buyer or any of its Affiliates at or after the Closing; (ii) any purchase accounting adjustments; or (iii) any increase in assets or decrease in Liabilities as a result of any Tax benefits related to the transactions contemplated hereby or any expenses related thereto.

 “Closing Indebtedness”  has the meaning set forth in Section 2.04(a).

“Closing Indebtedness Estimate”  has the meaning set forth in Section 2.02(a)(i).

“Closing Statement”  has the meaning set forth in Section 2.04(a).

“Closing Working Capital”  has the meaning set forth in Section 2.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Lease” shall mean that certain Commercial Lease Agreement in substantially the form of Exhibit B attached hereto, to be entered into by and between the Company Entities at the First Closing.

“Company” or “Company Entities” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by each Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which either Company is a party or otherwise bound, but excluding (a) nonexclusive inbound licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms, (b) open source licenses, (c) nondisclosure and confidentiality agreements that do not impose material obligations on a Company beyond standard confidentiality and non-use covenants, and (d) standard agreements relating to Intellectual Property with current and former employees or independent contractors.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred by a Company or Seller (to the extent that a Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by either Company with respect thereto) payable by either Company, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, without limitation, any such amounts payable to any employee, director or consultant (as applicable) of either Company at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements), in the case of each of clauses (a) and (b), to the extent (i) unpaid immediately following the applicable Closing or (ii) paid by or on behalf of Buyer or any of its Affiliates at or after the applicable Closing.

“Company Transaction Expenses Estimate” has the meaning set forth in Section 2.02(a)(i).

“Competing Business” means conducting Gaming Activities within the city limits of Reno, Sparks or Stateline, Nevada, or in any location within a fifty (50) mile radius of the Property or Stateline, Nevada, except that any business conducting Gaming Activities at a location with fewer than 200 gaming devices shall not constitute a “Competing Business” under this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of February 26, 2020, as amended February 1, 2022, by and between Guarantor and Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Debt Financing Parties” means any prospective provider of debt Financing and each other party involved in such Financing, including any agent or arrangers thereof and any other financial institutions that have committed to provide or have otherwise entered into agreements in connection with any part of such Financing (including the parties to any joinder agreements, credit agreements, indentures, note purchase agreements or other definitive agreements relating thereto) together with each former, current and future Affiliate thereof and each former, current and future Representative of each such Person or Affiliate of any of the foregoing.

“Defense Notice” has the meaning set forth in Section 6.04.

“Depositors” has the meaning set forth in Section 5.17(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement, which shall be arranged in Sections corresponding to the number and lettered Sections of this Agreement and the disclosure in any Section shall qualify only that Section of the Agreement and any  other Sections of this Agreement only to the extent it is reasonably apparent from the face of the statement (without the need to examine any referenced or underlying document) that it is applicable thereto.

“Disputed Item”  has the meaning set forth in Section 2.04(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, warrant, security interest, mortgage, deed of trust, easement, assignment, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, but is not limited to, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, registration, clearance, consent, variance, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means interests in (a) any common, preferred, or other capital stock, limited liability company interest, membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each employer (whether or not incorporated), individually or collectively as the context may require, that would be treated together with either Company or any of its Affiliates as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Second Closing Cash Consideration”  has the meaning set forth in Section 2.03(a).

“Estimated Closing Statement”  has the meaning set forth in Section 2.03(a).

“Exchange Act” the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” means any and all Liabilities to the extent relating to or arising from (a) the ownership or operation of the business of Seller or any of its Affiliates (other than the businesses of Smooth Bourbon or Nugget Sparks), whether conducted prior to, on or after any Closing Date, or (b) any matter set forth on Section 8.02(f) of the Disclosure Schedules.

“Existing Title Policies” has the meaning set forth in Section 3.10(i).

“Extended Outside Date” has the meaning set forth in Section 9.01(b).

“Extension Payment” has the meaning set forth in Section 9.01(b).

“Final Second Closing Cash Consideration”  has the meaning set forth in Section 2.04(a).

“Final Invoices” has the meaning set forth in Section 7.02(b)(viii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” means a debt or equity or equity linked securities financing in connection with any of the transactions contemplated by this Agreement.

“Financing Parties” means any Debt Financing Party and any other prospective Financing providers involved in any Financing and any agent or arrangers thereof, together with each former, current and future Affiliate thereof and each former, current and future Representative of each such Person or Affiliate of any of the foregoing.

“First Closing” has the meaning set forth in Section 2.07.

“First Closing Date” has the meaning set forth in Section 2.07.

“Form 8-K Financial Statements" has the meaning set forth in Section 5.09(f).

“Fraud or Misconduct” means fraud, willful or intentional misrepresentation, or willful or criminal misconduct.

“Front Money” means all money stored on deposit at the cages of the Property belonging to, and stored in an account for, any Person other than the Company Entities or any Affiliate of the Company Entities.

“Fundamental Representations” means those representations and warranties set forth in Section 3.01  (Organization, Good Standing and Authority of Seller), Section 3.02  (Organization, Good Standing and Qualification of the Company Entities), Section 3.03  (Capitalization), and Section 3.23  (No Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile or Internet gaming systems, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all Permits issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the transactions contemplated by this Agreement and (a) with respect to Permits which are required to be obtained by Seller or either Company with respect to the transactions contemplated hereby, which are listed in Section 1.01(a) of the Disclosure Schedule, and (b) with respect to Permits which are required to be obtained by Buyer or any of its subsidiaries with respect to the transactions contemplated hereby, which are listed in Section 1.01(b) of the Disclosure Schedule.

“Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) Governmental Authorities of Washoe County, Nevada and the City of Sparks, Nevada, and (d) any other Governmental Authority that holds regulatory, licensing or permit authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means (a) with respect to Seller and its subsidiaries (including the Company Entities), Nevada and, (b) with respect to Buyer, Guarantor and their respective subsidiaries, Colorado, Missouri and West Virginia.

“Gaming Laws” means all Laws, statutes and ordinances (including the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463 and the regulations of the Gaming Authorities promulgated thereunder) pursuant to which any Gaming Authority possesses regulatory, Permit and licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all Orders, decisions, judgments, writs, injunctions, stipulations, awards, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such Laws, statutes, ordinances, Orders, decisions, judgments, writs, injunctions, stipulations, awards, decrees, rules, regulations and policies.

“Government Antitrust/Gaming Entity” has the meaning set forth in Section 5.09(d)(i).

“Governmental Authority” means the United States of America and any other (a) nation, kingdom, realm, federal, state, county, parish, municipal, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, division, bureau, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Governmental Order” means any Order, decision, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” has the meaning set forth in the preamble.

“Guarantor SEC Documents” has the meaning set forth in Section 4.07(a).

“Guaranty” has the meaning set forth in Section 10.11(a).

“Hazardous Materials” means: (a) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and perfluoroalkyl and polyfluoroalkyl substances.

“HSR Act” has the meaning set forth in Section 3.05(b).

“Indebtedness” means, without duplication, with respect to the Company Entities, (a) all obligations for borrowed money (including the principal amount thereof, the amount of accrued and unpaid interest thereon, and any unpaid fees or penalties); (b) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired

(even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (c) all obligations of such Person evidenced by bonds (convertible or not), debentures, notes or similar instruments, but excluding undrawn surety bonds related to ongoing projects of such Person; (d) all obligations of such Person for the payment of deferred purchase price, “earnout” or similar consideration in respect of property or services; (e) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements in each case including any amounts payable to terminate such arrangements; (f) all obligations of such Person as an account party in respect of letters of credit, performance bonds, bankers’ acceptances or similar instruments, to the extent drawn or called; (g) all obligations under a lease of real or personal property required by GAAP to be classified as a capital lease; (h) all obligations or Liabilities of such Person for accrued but unpaid interest, unpaid prepayment penalties, expenses, breakage fees, costs, make whole payments or premiums (to the extent due and payable) with respect to any Liability or obligation of a type described in clauses (a) through (g); and (i) guarantees or other similar agreements (contingent or otherwise) by such Person to give assurance to a creditor against loss, directly or indirectly, of payment or collection of any of the indebtedness or obligations of another Person of the type set forth in the foregoing clauses (a) through (h); provided, however, that Indebtedness shall not include any Liabilities to the extent such items are included as Liabilities in the calculation of Working Capital.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, social media handles (including without limitation Twitter and Facebook handles) together with other social media user account administrator rights and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all documentation associated therewith, that in each case is owned or leased by either Company, and any of the foregoing that are used directly by either Company in the collection, protection, storage, use, disclosure, and transfer of Personal Identifying Information.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable due inquiry, of Anthony Marnell, Jeff Pfeiffer, Mark Sterbens, Matthew Woodhead, and Gregory Wells; provided,  however, that solely for purposes of Section 3.18(d), any knowledge qualification shall be limited to the actual knowledge of the aforementioned individuals as of the date of this Agreement and without reference to any inquiry.

“Last Nugget Sparks Gaming Day” means the last “gaming day” of Nugget Sparks (as provided by the Gaming Authorities) ending prior to the Second Closing.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, injunctions, writs, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” and “Liabilities” have the meaning set forth in Section 3.07.

“Losses” means any and all claims, demands, damages, Liabilities, deficiencies, Actions, interest, awards, fines, suits, proceedings, judgments, losses, charges, penalties, and fees, costs and expenses (including all reasonable attorneys’ fees and expenses, including those related to enforcing rights under this Agreement to the extent such Person prevails); provided,  however, that “Losses” shall not include, except in the case of Fraud or Misconduct, any, punitive or similar damages, except where such damages are actually awarded to a third party pursuant to a Third Party Claim.  For purposes of determining whether there has been a breach of a representation or warranty set forth herein and the amount of any Losses attributable to a breach of any representation, warranty or covenant set forth in this Agreement (including the Disclosure Schedule, only with respect to any representation or warranty), any qualifications in the representations, warranties or covenants with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect.

“Mandatory Cure Items” means (i) Monetary Liens and (ii) all exceptions listed on the Title Commitment related to work being performed at the Real Property which would typically be removed by delivery of a commercially reasonable owner’s affidavit required by the Title Company, in both cases for work performed prior to the First Closing Date.

“Material Adverse Effect” means any change, development, change in circumstance, effect, event or fact that individually or in the aggregate (a) has, or would reasonably be expected to have, a material and adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (b) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Seller to consummate the transactions contemplated by this Agreement; provided,  however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (i) general economic, political or financial market conditions, or changes in conditions generally affecting the industry in which either Company operates, including changes in interest or exchange rates or the availability of credit financing; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (iii) any natural or man-made disaster, acts of God or pandemic or epidemic (including COVID-19 or any variants thereof); (iv) any failure by either Company to meet internal or published estimates, projections or forecasts in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur); (v) any change in accounting requirements or principles imposed upon either Company or its business, including GAAP, or any change in applicable Laws, or the interpretation, enforcement or implementation thereof; (vi) the taking of any action expressly required by this Agreement or any action taken (or omitted to be taken) at the express request of Buyer, or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; provided, that, Seller agrees that this clause (vii) does not limit Seller’s representations and warranties in Section 3.05(a) or other representations and warranties addressing the effects of the execution of this Agreement, the performance of Seller’s obligations hereunder or the consummation of the transactions contemplated hereby and, to the extent related to such representations and warranties, the condition specified in Section 7.02(a); provided, further that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii) or (v), such matter does not have a disproportionate adverse effect on the Company Entities, taken as a whole, relative to other comparable businesses operating in the industries and geographic markets in which the Company Entities operate. For the avoidance of doubt, a matter referenced in Section 1.01(c) of the Disclosure Schedule shall be deemed to have a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Membership Interests” has the meaning set forth in the recitals.

“Minimum Cage Cash” means $3,365,000 of cash.

“Monetary Lien” means with respect to all or part of the Real Property, a mortgage or deed of trust lien, judgment lien, lien of delinquent taxes, or mechanics’ or similar lien or encumbrance that can be satisfied and discharged with the payment of a specified amount of money that have been placed of record, for work performed prior to the First Closing Date.

“Multiemployer Plan” has the meaning set forth in Section 3.19(d).

“NDOT” means the State of Nevada Department of Transportation.

“Non-Assignable Contract” has the meaning set forth in Section 5.14(b).

“Notice of Disagreement”  has the meaning set forth in Section 2.04(b).

“Nugget Sparks” has the meaning set forth in the recitals.

“Nugget Sparks Interest” means the 100% Member’s Interest in Nugget Sparks.

“Nugget Sparks Operating Agreement” means the Operating Agreement of Nugget Sparks, LLC, effective February 8, 2016, executed by Seller.

“Obligations” has the meaning set forth in Section 10.11(a).

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction of or by a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural Person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owned Real Property” has the meaning set forth in Section 3.10(b).

“Party” and “Parties” has the meaning set forth in the preamble.

“Payoff Letters” means payoff letters from the holders of Indebtedness for borrowed money of the Company Entities, which shall be in reasonable and customary form and substance, indicating that upon repayment of the specified amount provided therein (a) all obligations with respect to the applicable Indebtedness shall be fully satisfied and of no further force or effect, (b) the applicable creditor releases all Encumbrances and other security interests related to the applicable Indebtedness, and (c) the applicable creditor agrees to file or allow Buyer to file Uniform Commercial Code termination statements and other such documents or endorsements necessary to release its Encumbrances and security interests in the properties and securities of the applicable Company Entity.

“Permits” means all licenses, permits, approvals, decisions, Orders, stipulations, awards, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements of any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Personal Identifying Information” means data or information that is considered to be personally identifiable data or information under applicable Law, in each case which is collected, stored or used by a Company in the conduct of its business as currently conducted.

“Players Club” means the Nugget Advantage Rewards Players Club.

“Players List” means a list in an electronic format reasonably acceptable to Buyer of all active and inactive customers who are listed in the Nugget Sparks customer database as of a given time that have gambled or wagered at, or through any interactive gaming product or platform permitted to operate by virtue of its affiliation with, the Property since May 6, 2016.

“Post-Closing Tax Period” means, as to Smooth Bourbon, any taxable period beginning on the First Closing Date and the portion of any Straddle Period beginning on and including the First Closing Date, and as to Nugget Sparks, any taxable period beginning after the closing of the Last Nugget Sparks Gaming Day and the portion of any Straddle Period beginning immediately following the closing of the Last Nugget Sparks Gaming Day.

“Pre-Closing Tax Period” means, as to Smooth Bourbon, any taxable period ending prior to the First Closing Date and the portion of any Straddle Period ending prior to the First Closing Date, and as to Nugget Sparks, any taxable period ending on or before the closing of Last Nugget Sparks Gaming Day and the portion of any Straddle Period ending on the closing of Last Nugget Sparks  Gaming Day.  Any Liabilities for amounts that the Company has deferred pursuant to Section 2302 of the CARES Act, amounts of any advance refunding of credits under Section 3606 of the CARES Act, or any amounts due to delay in the payment of estimated taxes from, in each case prior to the First Closing Date, with respect to Smooth Bourbon, and prior to the closing of the Last Nugget Sparks Gaming Day, with respect to Nugget Sparks, shall be deemed Taxes arising in and attributable to a Pre-Closing Tax Period.

“Progressive Liabilities” means the sum of (i) the face amounts of the progressive slot machine meters with an in house progressive jackpot feature, less any reset values and (ii) the face amounts of the meters for the table games with an in house progressive jackpot feature, less any reset values.

“Property” means the Nugget Casino Resort located at 1100 Nugget Avenue, Sparks, Nevada 89431, including its casino and hotel operations, restaurants, meeting and convention rooms and event facilities.

“Purchase Price Allocation Schedule”  has the meaning set forth in Section 2.05(a).

“Real Property” means the real property owned, leased or subleased by either Company, together with all buildings, structures and facilities located thereon.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Regulation S-X” has the meaning set forth in Section 5.09(g).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, its directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requesting Acquiror” has the meaning set forth in Section 5.09(g).

“Resolution Period”  has the meaning set forth in Section 2.04(b).

“Restricted Parties” has the meaning set forth in Section 5.08(a)(i).

“Retention Amount” has the meaning set forth in Section 8.04(b).

“R&W Policy” has the meaning set forth in Section 8.07.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” has the meaning set forth in Section 2.07.

“Second Closing Cash Consideration”  has the meaning set forth in Section 2.02(b)(i).

“Second Closing Date” has the meaning set forth in Section 2.07.

“Second Closing Purchase Price” means the sum of (i) the Base Second Closing Purchase Price, plus or minus (as applicable) (ii) the amount by which the Closing Working Capital exceeds the Target Working Capital Amount (which amount shall be added) or the amount by which the Closing Working Capital is less than the Target Working Capital Amount (which amount shall be deducted), minus (iii) Closing Indebtedness, and minus (iv) Company Transaction Expenses.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitee” and “Seller Indemnitees” have the meaning set forth in Section 8.03.

“Seller Tax Claim” has the meaning set forth in Section 6.04.

“Seller Verification Notices” has the meaning set forth in Section 5.17(a).

“Settlement Statement” has the meaning set forth in Section 2.01(a).

“Smooth Bourbon” has the meaning set forth in the recitals.

“Smooth Bourbon Interest” means the portion of the Member’s Interest in Smooth Bourbon held by Seller immediately prior to the First Closing representing a 50% Member’s Interest in Smooth Bourbon.

“Smooth Bourbon Operating Agreement” means the First Amended and Restated Operating Agreement of Smooth Bourbon, LLC, effective April 20, 2018, executed by Seller and Marnell Properties, LLC, a Nevada limited liability company.

“Smooth Bourbon Second Amended and Restated Operating Agreement” means the Second Amended and Restated Operating Agreement of Smooth Bourbon, LLC, to be effective as of the First Closing Date, by and between Seller and Buyer and in substantially the form attached as Exhibit C hereto.

“Straddle Period” means, with respect to each Company, any taxable period beginning before and ending after the date of the Closing applicable to such Company.

“Surveys” has the meaning set forth in Section 3.10(h).

“S-X Financial Statements” has the meaning set forth in Section 5.09(g).

“Tangible Personal Property” has the meaning set forth in Section 3.11.

“Target Working Capital Amount” means $(408,000) (negative four hundred and eight thousand dollars).

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any U.S. federal, state, local and non-U.S. Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, any income, profits, franchise, gross receipts, environmental, escheat, unclaimed property, customs duty, capital stock, severances, stamp, payroll, disability, sales, employment, unemployment, occupation, social security, disability, use, ad valorem, property, license, registration, recording, documentary, conveyancing, gains, withholding, excise, production, value added, goods and services, transfer, occupancy, base erosion, estimated, alternative or add-on minimum taxes and other taxes, duties or assessments of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person by operation of Law, by contract or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Purchase Price” has the meaning set forth in Section 2.05(a).

“Tax Return” means any return, report, statement, election, declaration, disclosure, claim for refund, information return or other document (including any related or supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, and including any amendment thereof or attachments thereto.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Person Lease Documents” has the meaning set forth in Section 3.10(c).

“Title Commitment” means that specific commitment for an ALTA owner’s policy of title insurance in the aggregate amount of at least One Hundred Ninety Million Dollars ($190,000,000) insuring as of the date of the First Closing that Smooth Bourbon: (a) has fee simple title to the Owned Real Property; and (b) a leasehold interest in the Real Property Leases subject only to the Permitted Encumbrances, and expressly includes a non-imputation endorsement.  The Title Commitment may take the form of a commitment by the Title Company to issue an endorsement to the Existing Title Policies which meets the requirements set forth above.

“Title Company” means First American Title Insurance Company.

“Title Policy” means that specific policy for title insurance (or bring current endorsement to the Existing Title Policies) issued by the Title Company pursuant to the Title Commitment (or the issuer of the Existing Title Policies).

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement delivered at each applicable Closing, the Commercial Lease and each other agreement, document and instrument required to be executed and/or delivered in accordance herewith.

“Transfer Taxes” has the meaning set forth in Section 6.01(b).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the current assets (including cash) less the current liabilities (including Progressive Liabilities and excluding Indebtedness) of Nugget Sparks, calculated in accordance with the Closing Date Principles; provided, that the Working Capital of Nugget Sparks shall be reduced on a dollar for dollar basis by the amount (if any) by which Cage Cash is less than the Minimum Cage Cash.  An example calculation of the Working Capital of Nugget Sparks is set forth in Section 1.01(d) of the Disclosure Schedules.

“Working Capital Adjustment Estimate”  has the meaning set forth in Section 2.02(a)(i).

ARTICLE II.
Purchase and sale

Section 2.01.Purchase and Sale.  Subject to the terms and conditions set forth herein,

(a)At the First Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than those restrictions imposed by the Organizational Documents of Smooth Bourbon or applicable securities Laws or Gaming Laws), all of Seller’s right, title and interest in and to the Smooth Bourbon Interest in exchange for the consideration specified in Section 2.02(a). Seller and Buyer have agreed to share in the applicable customary real estate transaction costs, including, escrow fees, title insurance premiums and other similar costs (collectively, the “Closing Costs”) in accordance with local custom where the Real Property is located, and as agreed between the parties pursuant to the preliminary closing statement approved in writing by the Parties prior to the Closing Date (“Settlement Statement”).

(b)At the Second Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than those restrictions imposed by the Organizational Documents of Nugget Sparks or applicable securities Laws or Gaming Laws), all of Seller’s right, title and interest in and to the Nugget Sparks Interest in exchange for the consideration specified in Section 2.02(b).

Section 2.02.Payment at Closings.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the First Closing, Buyer shall:

(i)pay to Seller an amount in cash equal to (A) the Base First Closing Purchase Price,  plus (B) fifty percent (50%) of the costs of issuance of the Title Policy to Smooth Bourbon (unless such amounts are paid by or on Buyer’s behalf directly to the Title Company), minus (C) Seller’s share of the Closing Costs as reflected in the Settlement Statement (to the extent that such Closing Costs were or will be paid by Buyer on Seller’s behalf), minus (D) any Company Transaction Expenses of Smooth Bourbon or Seller attributable to Smooth Bourbon, minus (E) 50% of the premium for the R&W Policy (unless such amounts are paid by or on Seller’s behalf directly to Buyer, Guarantor or the applicable insurance carrier), minus (F) the amounts actually paid by Buyer pursuant to subparagraph (ii) below; and

(ii)pay and discharge (on behalf of Seller or Smooth Bourbon) all Indebtedness set forth in the Payoff Letters called for under Section 7.02(a)(viii) to the Person or Persons and in the manner specified in such Payoff Letters.

(b)Upon the terms and subject to the conditions set forth in this Agreement, at the Second Closing, Buyer shall:

(i)pay to Seller an amount in cash equal to (A) the Base Second Closing Purchase Price, plus or minus, as applicable, (B) Seller’s reasonable and good faith estimate of the amount by which the estimated Closing Working Capital exceeds the Target Working Capital Amount (which amount shall be added) or the amount by which the estimated Closing Working Capital is less than the Target Working Capital Amount (which amount shall be deducted) (such estimate, the “Working Capital Adjustment Estimate”), minus (C) Seller’s reasonable and good faith estimate of Closing Indebtedness (such estimate, the “Closing Indebtedness Estimate”), minus (D) Seller’s reasonable and good faith estimate of Company Transaction Expenses (such estimate, the “Company Transaction Expenses Estimate”), minus (E) any amount previously paid by or on behalf of Buyer pursuant to Section 9.01(b)(i) to extend the Outside Date (but, for the sake of clarity, not any payment made to extend the Extended Outside Date), and minus (F) any unpaid amounts reasonably determined by Buyer after the First Closing to have been Seller’s responsibility under the terms of Section 2.02(a) but were not deducted from Buyer’s payment in accordance with the terms of such section and have not since been separately paid by or on behalf of Seller to Buyer or any applicable other recipient (the sum of the foregoing clauses (A) through (F), the “Second Closing Cash Consideration”);

(ii)pay and discharge (on behalf of Nugget Sparks) all Indebtedness set forth in the Payoff Letters called for under Section 7.02(b)(viii) to the Person or Persons and in the manner specified in such Payoff Letters; and

(iii)pay and discharge (on behalf of the Company Entities) all Company Transaction Expenses set forth in the Company Transaction Expenses Estimate.

Section 2.03.Estimated Closing Statement; Cash Count.

(a)No later than three (3) Business Days prior to the Second Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (1) the Working Capital Adjustment Estimate, (2) the Closing Indebtedness Estimate (3) the Company Transaction Expenses Estimate, and (4) the resulting estimated Second Closing Cash Consideration (the “Estimated Second Closing Cash Consideration”), together with reasonable supporting detail to evidence Seller’s calculations, explanations and assumptions for the calculations of the amounts contained in the Estimated Closing Statement.  The Estimated Closing Statement shall be prepared in accordance with the Closing Date Principles.

(b)At 3:59 a.m. Pacific Time on the Second Closing Date (or at such other day or time as mutually agreed by Buyer and Seller or otherwise dictated by applicable Gaming Laws), a physical inventory of all cash at the Real Property (including cash in the cage and cash on the floor, including the drop of Nugget Sparks’ gaming device “hoppers”) (collectively, the “Cage Cash”) to which Nugget Sparks has ownership and which inventory shall include an inventory of Front Money and a count of Nugget Sparks’ liability for all outstanding chips, tokens, tickets and similar cash equivalents (the “Chip Count”) and shall be conducted by Representatives of Buyer and Seller (the “Cash/Chip Count”), which inventory shall be conducted in accordance with the policies, procedures and methodologies mutually agreed by the Parties and otherwise in accordance with applicable Gaming Laws.  Buyer, Seller and their respective Representatives shall have the right to observe the taking of such physical inventory. The Closing Statement, including the calculation of Closing Working Capital therein, pursuant to Section 2.04 will reflect the Cage Cash and Chip Count amounts determined pursuant to the Cash/Chip Count and neither Buyer nor Seller will be entitled to use any other value for the items included in Cage Cash or the Chip Count other than as determined by the Cash/Chip Count.

Section 2.04.Post-Closing Adjustment.

(a)As promptly as practicable following the Second Closing Date (but in any event within ninety (90) days thereafter), Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”) setting forth its calculation of (1) Working Capital as of the Second Closing (“Closing Working Capital”), (2)  the aggregate amount of outstanding Indebtedness as of the Second Closing exclusive of any Indebtedness of Smooth Bourbon incurred after the First Closing in compliance with the provisions of the Smooth  Bourbon Second Amended and Restated Operating Agreement (“Closing Indebtedness”), (3) the Company Transaction Expenses and (4) the resulting Second Closing Cash Consideration (as such Second Closing Cash Consideration is finally determined in accordance with this Section 2.04, the “Final Second Closing Cash Consideration”).  The Closing Statement shall be prepared in accordance with Closing Date Principles.  For the avoidance of doubt, the procedures set forth in this Section 2.04 shall not apply to the First Closing.

(b)The Closing Statement shall become final and binding upon the Parties thirty (30) days following delivery thereof, unless on or prior to such period Seller gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to Buyer prior to such date stating that Seller disputes one or more items contained in the Closing Statement (a “Disputed Item”) and specifying in reasonable detail each Disputed Item.  If Seller delivers a Notice of Disagreement, then Buyer and Seller shall seek in good faith to resolve the Disputed Items during the thirty-day (30-day) period beginning on the date Buyer receives the Notice of Disagreement (the “Resolution Period”).  If Buyer and Seller reach agreement with respect to any Disputed Items, Buyer shall revise the Closing Statement to reflect such agreement.  If Buyer and Seller are unable to resolve any Disputed Items during the Resolution Period, Buyer and Seller shall promptly thereafter submit any such unresolved Disputed Items, in the form of a written brief, to the Accounting Firm.  The Accounting Firm shall act as an expert, not as an arbitrator.

(c)In resolving matters submitted to it pursuant to Section 2.04(b), the Accounting Firm shall be instructed to make its final determination on all matters within thirty (30) days of its appointment. The Accounting Firm’s determination shall be based only upon written submissions by Buyer and Seller, and not upon an independent review by the Accounting Firm.  Neither Buyer nor Seller shall have any ex parte communications or meetings with the Accounting Firm without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer).

(d)The scope of the disputes to be resolved by the Accounting Firm shall be limited to the Disputed Items that were submitted to the Accounting Firm in accordance with Section 2.04(b).  The Accounting Firm’s determinations must be within the range of the amounts asserted by Seller and Buyer, and if they would otherwise be outside such range, then they will be deemed to be equal to the closer of Seller’s or Buyer’s amounts asserted.

(e)The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 2.04(b) shall: (i) be in writing, (ii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 2.04(b) and (iii) be conclusive and binding upon Seller and Buyer for all purposes hereunder in the absence of manifest error.  Buyer shall revise the Closing Statement to reflect the final determination by the Accounting Firm of the Disputed Items.

(f)Judgment may be entered upon the determination of the Accounting Firm in any court selected in accordance with Section 10.09.  The fees and expenses of the Accounting Firm pursuant to this Section 2.04 shall be borne equally by Seller and Buyer, which fees and expenses shall be determined by the Accounting Firm and communicated to Seller and Buyer at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(g)If the Final Second Closing Cash Consideration (as finally determined in accordance with this Section 2.04):

(i)is less than the Estimated Second Closing Cash Consideration, Seller shall, within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, make a payment to Buyer in U.S. dollars by wire transfer in immediately available funds an amount equal to such difference;

(ii)is greater than the Final Second Closing Cash Consideration, Buyer shall, within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, make a payment to Seller in U.S. dollars by wire transfer in immediately available funds in an amount equal to such difference; and

(iii)is equal to the Estimated Second Closing Cash Consideration, no additional payment shall be required pursuant to this Section 2.04.

Any payment under this Section 2.04(g) shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

(h)In connection with the preparation of the Closing Statement and the determination of the Final Second Closing Cash Consideration pursuant to this Section 2.04, (i) following receipt of the Closing Statement, Buyer shall provide to Seller and its independent accountants, until final determination of the Final Second Closing Cash Consideration, upon reasonable advance notice, reasonable access during normal working hours to the facilities, books and records, personnel and accounts of the Company Entities and the working papers of Buyer, the Company Entities and Buyer’s independent accountants relating to the Closing Statement, and (ii) following the Second Closing, Seller shall provide to Buyer and its independent accountants, until final determination of the Final Second Closing Cash Consideration, upon reasonable advance notice, reasonable access during normal working hours to the facilities, Seller’s books and records, personnel and accounts of Seller and the working papers of Seller and Seller’s independent accountants to the extent relating to the Closing Statement.

Section 2.05.Intended Tax Treatment; Allocation of Purchase Price.

(a)For U.S. federal and applicable state and local Tax purposes, the Parties acknowledge and agree that:

(i)The purchase and sale of the Membership Interests in Smooth Bourbon shall be treated as a transaction described in Revenue Ruling 99-5, Situation 1, with the following consequences: (A) Smooth Bourbon will be converted from a disregarded entity to a partnership when the Buyer purchases the Membership Interests in Smooth Bourbon from Seller, (B) Buyer’s purchase of 50% of the membership interests in Smooth Bourbon will be treated as the purchase of an undivided 50% interest in each of Smooth Bourbon’s assets, which are treated as held directly by Seller for federal tax purposes prior to the First Closing, and (C) immediately after the First Closing, Seller and

Buyer will be treated as contributing their respective interests in the assets of Smooth Bourbon to a partnership in exchange for ownership interests in the partnership.

(ii)The assets of Nugget Sparks are treated as held directly by Seller for federal tax purposes prior to the Second Closing and the purchase and sale of the Membership Interests in Nugget Sparks shall be treated as a sale by Seller to Buyer of all of the assets of Nugget Sparks.

(b)Subject to the provisions of this Section 2.05, following each Closing, Buyer shall prepare a schedule (the “Purchase Price Allocation Schedule”) allocating an amount equal to the payments made, and expenses incurred and Liabilities deemed assumed, in connection with this Agreement that is treated as the purchase price for U.S. federal income Tax purposes (the “Tax Purchase Price”), among (i) in the case of Smooth Bourbon, an undivided 50% interest in each of the assets Smooth Bourbon, and (ii) in the case of Nugget Sparks, the assets of Nugget Sparks.  Such allocation shall be consistent with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state or local Laws, as applicable, and the procedures and methodology set forth in Schedule 2.05; provided, however, that the parties agree that the amount allocated to any land (i.e. real property excluding any improvements thereon) owned by Smooth Bourbon, LLC will be $10,565,253.68.  Buyer shall adjust the Purchase Price Allocation Schedule from time to time to account for any adjustments to the Purchase Price provided in this Agreement, which adjusted Purchase Price Allocation Schedule shall be provided in draft form and finalized as provided in Section 2.05(c).  The Parties shall take no position contrary to the Purchase Price Allocation Schedule in any Tax Return or other Tax filing or proceeding; provided, however, that nothing contained herein shall prevent Buyer, Seller or their respective Affiliates from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Purchase Price Allocation Schedule, and none of Buyer, Seller or their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Purchase Price Allocation Schedule; provided further that it will not be inconsistent with the Purchase Price Allocation Schedule for (i) the tax basis for the assets after the purchase by Buyer pursuant to this Agreement to differ from the total amount allocated in the Purchase Price Allocation Schedule to reflect capitalized acquisition costs not included in the Tax Purchase Price, (ii) the amount realized by Seller to differ from the Tax Purchase Price to reflect transaction costs that reduce the amount realized for U.S. federal income Tax purposes and (iii) Buyer’s and Seller’s cost and amount realized, respectively, to differ from the Tax Purchase Price to take into account differences between the Purchase Price and the Tax Purchase Price, and any other payments to Seller treated as purchase price for the assets deemed purchased by Buyer pursuant to this Agreement for U.S. federal income Tax purposes, and any adjustments to the foregoing hereunder. In the event that the Purchase Price Allocation Schedule is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto concerning the existence and resolution of such dispute.

(c)Buyer shall deliver (or cause to be delivered) a draft of the Purchase Price Allocation Schedule (and any adjustments thereto) to Seller for Seller’s review and comment no later than sixty (60) days after the First Closing, with respect to the transactions consummated at the first Closing, and no later than sixty (60) days after final determination of the Closing Statement (in accordance with Section 2.04) applicable to the Second Closing, with respect to the transactions consummated at the Second Closing, and shall consider all such comments in good faith.  If within thirty (30) days after Seller’s receipt of a draft Purchase Price Allocation Schedule, Seller has not objected in writing to such draft Purchase Price Allocation Schedule, then such draft Purchase Price Allocation Schedule shall become the final Purchase Price Allocation Schedule with respect to the matters addressed therein (as it may be subject to adjustment from time to time pursuant to Section 2.05(b)).  In the event that Seller objects in writing within such thirty-day (30-day) period, Buyer shall consider such objections in good faith and shall negotiate with Seller in good faith to resolve any outstanding disagreements.  If Seller and Buyer are unable to reach agreement within thirty (30) days after the date of Seller’s notice of objection, then (i) such dispute shall be resolved, and (ii) the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.05(b)) shall be determined by the Accounting Firm in accordance with the allocation methodology set forth in Schedule 2.05(b). The final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.05(b)), as agreed upon by Buyer and Seller or otherwise determined pursuant to this Section 2.05(c), shall be final and binding upon the Parties subject to the provisions of Section 2.05(b).  Each of Buyer and Seller shall bear all of their own respective fees, costs and expenses incurred in connection with the determination of the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.05(b)), except that Buyer and Seller (collectively) shall each pay one-half (50%) of the fees, costs and expenses of the Accounting Firm, if any.

Section 2.06.Withholding.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided that Buyer shall notify Seller in writing as soon as reasonably practicable after becoming aware of any such requirement and shall reasonably cooperate with Seller to eliminate or reduce any such withholding requirement to the extent permitted by any Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.07.Closings.  Subject to the terms and conditions of this Agreement, (a) the purchase and sale of the Smooth Bourbon Interest contemplated hereby shall take place at an initial closing (the “First Closing”), and (b) the purchase and sale of the Nugget Sparks Interest contemplated hereby shall take place at a second closing (the “Second Closing” and with the First Closing, each a “Closing” and, together, the “Closings”).  The First Closing and the Second Closing will each be held on the third (3rd) Business Day after the last of the conditions applicable to such Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time as Seller and Buyer may agree in writing.   Each Closing will be conducted pursuant to an exchange of signature pages, documents, and other items required hereunder by means of electronic submission.  The day on which the applicable Closing occurs is referred herein as the “First Closing Date” or “Second Closing Date,” as applicable.

ARTICLE III.
representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct.

Section 3.01.Organization, Good Standing and Authority of Seller.  Seller is a Nevada limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.  When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

Section 3.02.Organization, Good Standing and Qualification of the Company Entities.  Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, and each has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 3.02 of the Disclosure Schedules sets forth separately for each Company every jurisdiction in which such Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.  All limited liability company actions taken by either Company in connection with this Agreement will be duly authorized on or prior to the First Closing.  Seller has made available to Buyer true, correct, and complete copies of the Organizational Documents of each Company, and all respective amendments thereto, as currently in effect.  Each such governing document is in full force and effect, and the Company is not in violation of any provision of such governing documents.

Section 3.03.Capitalization.

(a)Seller is, as to Nugget Sparks, LLC, and as of immediately prior to the First Closing will be, as to Smooth Bourbon, LLC, the sole record and beneficial owner of, and has or will have good and valid title to, all of the Membership Interests, free and clear of all Encumbrances (other than those restrictions imposed by applicable securities Laws or Gaming Laws or as set forth in Section 3.03(a) of the Disclosure Schedules).  The Membership Interests have been duly authorized and are validly issued.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Equity Interests of Nugget Sparks and 50% of the Equity Interests of Smooth Bourbon, free and clear of all Encumbrances (other than those restrictions imposed by the Organizational Documents of the Company Entities or applicable securities Laws or Gaming Laws).

(b)The Membership Interests were issued in compliance with all applicable Laws.  The Membership Interests were not issued in violation of the Organizational Documents of the applicable Company or any other agreement, arrangement or commitment to which Seller or either Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)Other than the Membership Interests, there are no Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller or a Company is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Membership Interests or other Equity Interests in a Company or any securities or obligations exercisable or exchangeable for, or convertible into, any of the Membership Interests or other Equity Interests in a Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Other than pursuant to applicable Gaming Laws, the Membership Interests are not subject to any voting trust agreement, stockholder agreement, proxies or other contract, commitment, understanding or arrangement restricting or otherwise relating to voting, dividend rights or disposition of the Membership Interests.  There are no phantom equity, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Membership Interests or any other Equity Interests of the Company Entities.

Section 3.04.No Subsidiaries.  Neither Company owns or has any interest in any Equity Interests of, or has an ownership interest in, any other Person.

Section 3.05.No Conflicts; Consents.

(a)The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or either Company; (ii) assuming compliance with the matters referred to in Section 3.05(b), conflict with or result in a violation or breach of any provision of any applicable Laws or Governmental Order applicable to Seller or either Company; (iii) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller or either Company is a party or by which Seller or either Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit necessary to the operation of the business of either Company; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of either Company, except, in the case of clauses (ii), (iii) and (iv) above, for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to result in material Liability to the Company Entities, taken as a whole, or materially impair the operations of the Company Entities or prevent or materially delay Seller from consummating the transactions contemplated by this Agreement.

(b)Except for (i) filings, reports, approvals and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and (ii) the Gaming Approvals, no consent, approval, Permit or Governmental Order from, declaration, registration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or either Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06.Financial Statements.  Complete and correct copies of each Company’s financial statements consisting of (a) the unaudited balance sheet of such Company as of December 31, 2021, and the related unaudited statements of income, members’ equity and cash flows for such Company for the trailing twelve (12) month period then ended, (b) the balance sheet of such Company as of December 31, 2020 (audited in the case of Nugget Sparks and unaudited in the case of Smooth Bourbon), and the related audited or unaudited (as applicable) statements of income, members’ equity and cash flows for the trailing twelve (12) month period then ended, and (c) the balance sheet of such Company as of December 31, 2019 (audited in the case of Nugget Sparks and unaudited in the case of Smooth Bourbon), and the related audited or unaudited (as applicable) statements of income, members’ equity and cash flows for the trailing twelve (12) month period then ended (all such financial statements, taken together, the “Financial Statements”) have been provided to Buyer.  The Financial Statements (i) accurately reflect in all material respects the books of account and other financial records of the Company Entities, (ii) have been prepared in accordance with GAAP, and (iii) fairly and accurately present in all material respects the financial position of the Company Entities, at the dates thereof and the results of the operations of the Company Entities for the respective period indicated.  The balance sheet of each Company as of December 31, 2021, are referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07.Undisclosed Liabilities.  The Company Entities have no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (individually, a “Liability,” and together, “Liabilities”), except (a) those which are adequately reflected or reserved against in such Company’s Balance Sheet, (b) those incurred in connection with the execution and delivery of this Agreement or (c) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, or violation of applicable Law or relates to any environmental, health or safety matter).

Section 3.08.Absence of Certain Changes.

(a)Other than in connection with the execution and delivery of this Agreement, since the Balance Sheet Date neither of the Company Entities has taken any action that would be prohibited by Section 5.01(b) if such action was taken after the date hereof and prior to the First Closing, as to Smooth Bourbon, or prior to the Second Closing, as to Nugget Sparks.

(b)Since December 31, 2020, there has not occurred any change, circumstance, effect, event or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.09.Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists separately for each Company (in a format to be consistent with the paragraph numbering scheme set forth below) an accurate and complete list, as of the date hereof, for each Company all of the following Contracts (such Contracts required to be listed in Section 3.09(a) of the Disclosure Schedules, together with all Real Property Leases set forth in Section 3.10(b) of the Disclosure Schedules, being collectively “Material Contracts”):

(i)all Contracts that provide for the employment or engagement of any officer, manager, director, individual employee or other Person on a full time, part-time or consulting basis (other than any “at will” Contract that may be terminated upon thirty (30) days’ or less advance notice without penalty or further Liability), or that provide for a retention bonus or any other payments to such Person or other Liabilities of such Company upon a termination of employment or engagement for any reason;

(ii)all Contracts under which such Company is lessee of or holds, uses or operates any Tangible Personal Property (other than Real Property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(iii)all Contracts under which such Company is lessor of or permits any third party to hold, use or operate any Tangible Personal Property (other than Real Property), owned or controlled by such Company, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(iv)all Contracts for supply, inventory, purchase, or advertising or similar services that involved consideration of more than $50,000 in the aggregate in the 12-month period prior to the date of this Agreement;

(v)all Contracts to which the Company is party pursuant to which such Company grants any license to, or franchise in respect of, any material right, property or other asset, including any Company Intellectual Property;

(vi)all Company IP Agreements;

(vii)all Contracts that involve:

(A)a covenant or other restriction that materially limits the ability of such Company to conduct its business, including non-solicitation, non‑competition, and most-favored nation pricing restrictions, which are not terminable without payment by such Company on not more than sixty (60) days’ notice;

(B)“requirements” provisions or other provisions obligating a Company to purchase or obtain a minimum or specified amount of any product or service from any Person, including any obligations to purchase a minimum number sporting event or other entertainment venue tickets or any other similar services;

(C)the granting of an Encumbrance (other than a Permitted Encumbrance) upon any material assets of such Company;

(D)the acquisition by such Company of an Equity Interest in, or all or substantially all of the assets or business of, any other Person;

(E)the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, of (i) any real property or (ii) any personal property, equipment, business, Person (or equity interests thereof) or other assets (other than real property), except in the Ordinary Course of Business;

(F)indemnification by such Company of any Person with respect to Losses relating to any current or former business of such Company (other than standard indemnification provisions entered into in the Ordinary Course of Business); or

(G)the participation by such Company in a joint venture, partnership or similar arrangement;

(viii)except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees) of such Company;

(ix)all Contracts with any Governmental Authority;

(x)all Contracts that are associated with hedges, derivatives or other similar instruments;

(xi)any Contract involving a third-party company in the management or operation of the business of either Company;

(xii)any Contract involving any obligation or commitment to make a political contribution, charitable donation or sponsorship payment in excess of $25,000 individually or in the aggregate to any third party, which donation or sponsorship commitment is payable on or after the Closing;

(xiii)any Contract related to the extension of credit to a customer or guest in excess of $100,000;

(xiv)all Contracts that relate to Affiliate Transactions;

(xv)all agreements between the Company and NDOT; and

(xvi)all collective bargaining agreements or Contracts with any Union.

(b)Prior to the date hereof, Buyer has been provided with, or Seller has made available to Buyer, complete and correct (in all material respects) copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Except for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to result in material Liability to the Company Entities, taken as a whole, or materially impair the operations of the Company Entities or prevent or materially delay Seller from consummating the transactions contemplated by this Agreement, (i) each Material Contract is valid, binding and enforceable on the applicable Company in accordance with its terms and is in full force and effect; (ii) neither of the Company Entities nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract, nor have either of the Company Entities given or received any written notice of any intention to cancel, terminate, modify, refuse to perform or refuse to renew such Material Contract, other in connection with any change of vendor relationships in the Ordinary Course of Business; and (iii) no event or circumstance has occurred with respect to the Company Entities or, to Seller’s Knowledge, any other party to a Material Contract that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.10.Title to Assets; Real Property.

(a)Each Company has good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, the Real Property, free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Company in accordance with GAAP;

(ii)the standard exclusions and Schedule B, Section 2 exceptions from coverage set forth in the Title Commitment which are not Mandatory Cure Items;

(iii)easements, covenants, rights of way, zoning ordinances and other similar Encumbrances (A) set forth on Section 3.10(a) of the Disclosure Schedules affecting Real Property, or (B) which do not materially interfere with the ownership, use or operation of the Real Property for the operation of the business of the Company in the manner presently conducted;

(iv)restrictions arising under Gaming Laws;

(v)nonexclusive licenses of Company Intellectual Property entered into in the Ordinary Course of Business;

(vi)pledges or deposits in the Ordinary Course of Business in connection with ERISA, workers’ compensation, unemployment insurance and other social security legislation;

(vii)right of parties in possession under Contracts relating to the Real Property;

(viii)bank collection liens under Uniform Commercial Code Section 4-210, and customary bank rights of set-off on deposits; or

(ix)other than with respect to owned Real Property, liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Company Entities, taken as a whole.

(b)Section 3.10(b) of the Disclosure Schedules lists separately for each Company: (i) the street address of each parcel of Real Property; and (ii) if such Real Property is owned by such Company in fee (the “Owned Real Property”) or leased or subleased by such Company as a tenant, the lease or sublease under which such Real Property is leased or subleased (such leases, the “Real Property Leases”).  Other than as set forth in Section 3.10(b) of the Disclosure Schedules, there is no real property owned in fee or leased by any Company or by the Seller as lessee or sublessee which is utilized for the operation of the business of the Company in the manner presently conducted.  The use and operation of the Real Property in the conduct of the business of Seller or either Company do not violate in any material respect any applicable Laws, covenant, condition, restriction, easement, license, Permit, or agreement.  No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the applicable Company.  There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.  There are no zoning or other land use proceedings (including condemnation proceedings), either instituted (and of which public notice has been given or written notice has otherwise been received by Seller or the Company Entities) or, to Seller’s Knowledge planned to be instituted, that would materially and detrimentally affect the use and/or operation of the Real Property for the operation of the business of the applicable Company in the manner presently conducted.  Except as set forth on Section 3.10(b) of the Disclosure Schedules, neither of the Company Entities has received any written notice of alleged, actual or potential violation with the conditions of any Permit or with the use and/or operation of the Real Property since May 6, 2016

(c)Section 3.10(c) of the Disclosure Schedule contains a true, complete and accurate list (including title, date, effective date (if different) and names of all parties) of all Contracts pursuant to which any Company leases, subleases or licenses a portion of the Real Property to another Person (together with all amendments and modifications thereof, “Third Person Lease Documents”).  True and correct copies of the Third Person Lease Documents have been made available to Buyer.  Subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally, and to general principles of equity, each Third Person Lease Document is the valid and binding obligation of, and enforceable in accordance with its terms against: (i) any Company that is party thereto, and (ii) to the Knowledge of Seller, each party thereto other than such Company.  Neither any Company nor, to the Knowledge of Seller, any tenant, subtenant, licensee or other party to any of the Third Person Lease Documents, is in material default under any of the Third Person Lease Documents.

(d)Except as specifically listed in Section 3.10(d) of the Disclosure Schedule, since May 6, 2016, to the Knowledge of Seller, neither any Company nor Seller has received any written notice that the Real Property, or the operation of the Company Entities’ businesses is in violation of any Laws or written notice of any event, condition or circumstance that, with the giving of notice or the passage of time, or both, would constitute such a violation, in each case, except for such violations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and, since May 6, 2016, to the Knowledge of Seller, neither the Company Entities’ interests in the Real Property, nor the operation of the Company Entities’ businesses, has been in violation of any applicable Laws, except for violations that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Company Entities’ businesses.

(e)Except as set forth in Section 3.10(e) of the Disclosure Schedule, neither Company has made or entered into any Contract to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or encumber such Company’s interest in the Real Property, or any portion thereof or interest therein, other than as a result of the transactions contemplated by this Agreement;

(f)Except as specifically listed in Section 3.10(f) of the Disclosure Schedule, since May 6, 2016, Seller has not given or received any written notice of default, or any notice of an event, condition or circumstance that, with the giving of notice or passage of time, or both, could become a default, under any covenant, easement, restriction or other material agreement affecting or encumbering any Real Property or any portion thereof; and copies of the notices listed in Section 3.10(f) of the Disclosure Schedule that remain uncured or unresolved as of the date of this Agreement have been provided or made available to Buyer.

(g)Seller is not a “foreign person” within the meaning of Section 1445 of the Code or the Regulations promulgated thereunder.

(h)Attached as Section 3.10(h) of the Disclosure Schedule is a true, correct, and complete list of all existing land surveys (or established plats) of the Real Property (which may include property in addition to and outside of the Real Property) performed for or in Seller’s possession or control (the “Surveys”).  Seller has provided Buyer with a true, correct, and complete list of all Surveys of the Real Property or any portion thereof, performed for or in the possession or control of Seller.

(i)Attached as Section 3.10(i) of the Disclosure Schedule is a true, correct, and complete list of all existing policies of title insurance in favor of any Company, as the owner or lessee of any of the Real Property. (the “Existing Title Policies”).  True and correct copies of the Existing Title Policies have been made available to Buyer.

Section 3.11.Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, and other items of tangible personal property necessary for the operation of the business of such Company in the manner currently conducted, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date (the “Tangible Personal Property”) are in all material respects (a) to Seller’s Knowledge, structurally sound, (b) in good operating condition and repair (ordinary wear and tear excepted), and (c) adequate for the uses to which they are being put and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  On the First Closing Date, with respect to Smooth Bourbon, and on the Second Closing Date, with respect to Nugget Sparks, such Company will own or have a right to use all of the Tangible Personal Property necessary to conduct the business of such Company as presently conducted, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.12.Intellectual Property; Data Privacy and Security; Information Technology.

(a)Section 3.12(a) of the Disclosure Schedules lists separately for each Company all Company IP Registrations and all social media user account names and other social media identifiers.  All required filings and fees related to such Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)Each Company, as applicable, is the sole and exclusive legal and beneficial owner (and with respect to its Company IP Registrations, record owner) of all right, title and interest in and to such Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of such Company’s business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Each Company, as applicable, has the legal right to bring actions for infringement and misappropriation of any rights in the Company Intellectual Property

(c)To Seller’s Knowledge, the conduct of each Company’s business and operations as currently and formerly conducted, and the products, processes and services of each Company, have not, since May 6, 2016, infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person.  To Seller’s Knowledge, since May 6, 2016 no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property in any material respect.

(d)Since May 6, 2016, there have been no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by either Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or either Company’s rights with respect to any Company Intellectual Property; or (iii) by either Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Company Intellectual Property.  Neither Company is subject to any outstanding Governmental Order (including any pending motion or petition therefor of which either Company has received written notice) that does or would restrict or impair the use of any Company Intellectual Property in any material respect. Neither Company is a party to any settlement or consent agreement, covenant not to use, non-assertion assurance, release, or other Contract related to the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit the Company Intellectual Property.

(e)The IT Assets owned by each Company operate and perform as necessary for such Company to conduct its businesses as currently conducted, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(f)To Seller’s Knowledge, each Company is operating, and since May 6, 2016 has operated, its businesses in compliance with Laws relating to data collection and privacy that regulate the use or transmission of Personal Identifying Information collected by such Company in connection with the operation of its businesses, except, for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Entities, taken as a whole.  The Company Entities have taken commercially reasonable measures relating to their collection, protection, storage, use, disclosure, and transfer of Personal Identifying Information.

(g)Each Company has taken commercially reasonable measures that are designed to protect (i) the security, confidentiality and integrity of transactions executed through the IT Assets, and (ii) the security, confidentiality and integrity of all Personal Identifying Information or other information that does not relate to individuals for which such Company has an obligation of confidentiality.  Each Company has taken commercially reasonable measures to implement business continuity, back up and disaster recovery technology and procedures with respect to data and information necessary for the operation of its business without material disruption to, or interruption in, the operation of its business.  Each Company has not experienced within the past four (4) years (x) any Material Adverse Effect attributable to a defect, bug, breakdown or other failure or deficiency of the IT Assets or (y) to the Knowledge of Seller, any breach or otherwise unauthorized access of the IT Assets resulting in the loss or unauthorized disclosure or transfer of any Personal Identifying Information.  To the Knowledge of Seller, the IT Assets do not contain any disabling device, virus, worm, back doors, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended function or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software network or data.

Section 3.13.No Denial or Revocation of Gaming Licenses.  Since May 6, 2016, neither Seller (with respect to the businesses of the Company Entities) nor either Company: (i) ever applied for a casino or other Gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any casino or other Gaming license; or (iii) has withdrawn or not applied for any casino or other Gaming license or renewal after being informed orally or in writing by any Governmental Authority that it would be denied such a license or renewal if it were applied for.

Section 3.14.Absence of Litigation.  Except as set forth in Section 3.14 of the Disclosure Schedule, there is no, and since May 6, 2016 there has not been any, Action pending or threatened in a writing received by Seller or the Company Entities (a) against a Company, (b) against any officer, manager, member, or employee of any of the Company Entities in his or her capacity as an officer, manager, member, or employee or (c) affecting any of a Company’s properties or assets by or before any arbitrator or Governmental Authority that, individually or in the aggregate, have been or are reasonably likely to result in material Liability to the Company Entities, taken as a whole or materially impair the operations of the Company Entities’ businesses or that would prevent or materially delay Seller from consummating the transactions contemplated by this Agreement. To Seller’s Knowledge, there has been no occurrence of any event or circumstance that would reasonably be expected to give rise to or serve as the basis for any such Action.  Except as set forth in Section 3.14 of the Disclosure Schedule, there is no Action currently pending that was initiated by any of the Company Entities against any other Person or which any of the Company Entities intends to initiate against any other Person

Section 3.15.Insurance.  Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all material policies or binders of insurance maintained by Seller or its Affiliates (including the Company Entities) and relating to the assets, businesses, operations, employees, officers and managers of the Company Entities (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer.  Such Insurance Policies are in full force and effect.  Neither Seller nor any of its Affiliates (including the Company Entities) has received any written notice of cancellation of, any revocation, denial or non-renewal of, or material premium increase or alteration of coverage under, any of the Insurance Policies. No premiums are past due on such Insurance Policies. The Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage.  There are no claims related to the business of either Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed.  Neither Seller nor any of its Affiliates (including the Company Entities) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

Section 3.16.Governmental Orders.  There is no Governmental Order (a) to which any of the Company Entities is a party or subject to or that materially and adversely affects any of the Company Entities, its properties, prospects or assets, or (b) that prohibits or impairs the consummation of the transactions contemplated by this Agreement.

Section 3.17.Compliance with Laws; Permits.

(a)Each Company, and to the Knowledge of Seller, each of such Company’s directors, managers, officers or Persons performing management functions similar to officers, is in compliance with, and since May 6, 2016 has been in compliance with, all applicable Laws (including Gaming Laws) relating to the operations of the Company Entities’ businesses, except where such non-compliance has not and would not reasonably be expected to, individually or in the aggregate, result in material Liability to the Company Entities or materially impair the operations of the Company Entities’ businesses.  To Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to Seller or a Company is pending or threatened, nor, to Seller’s Knowledge, has any Governmental Authority indicated in writing an intention to conduct the same, except for such investigations or reviews in the Ordinary Course of Business.

(b)Each Company has, and since May 6, 2016 has, obtained and been in compliance with all Permits necessary to conduct its business (including all applicable (x) employee licensing requirements (and each has taken commercially reasonable measures to ensure that any employee who is required to have a Gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form) and (y) licenses, Permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, issued under applicable Gaming Laws that are necessary for a Company to own and operate its Gaming facilities and related amenities), except those the absence of which, or non-compliance with which, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(c)Neither Company, nor, to the knowledge of Seller, any of such Company’s directors, managers, officers or Persons performing management functions similar to officers, or other required employees has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority since May 6, 2016 under, or relating to, any violation or possible violation of any Gaming Laws related to actions or inactions at the Property that did or would be reasonably likely to result in fines or penalties, other than claims, notices or demands arising from COVID-19-related violations the fines for which did not exceed $50,000 in the aggregate.

(d)To Seller’s Knowledge, there are no facts that, if known to any Gaming Authority, would reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval of any Company or any of its directors, managers, officers or Persons performing management functions similar to officers, or other required employees.  Neither Company has, and to the Knowledge of Seller, none of such Company’s directors, managers, officers or Persons performing management functions similar to officers, or other required employees, has suffered a suspension, denial, non-renewal, material limitation or revocation of any Gaming Approval.

(e)During all periods for which any applicable statute of limitations has not expired, neither Seller, a Company nor any of their respective Affiliates (nor, to Seller’s Knowledge, any director, officer or employee thereof) has offered, paid, promised to pay, or authorized the payment of, or offered, given, promised to give, or authorized the giving of any unlawful contribution, payment, kickback, bribe, gift, gratuity, or entertainment, and each Company is in compliance with and have, during all periods for which any applicable statute of limitations has not expired, complied with, the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any applicable non-U.S. anti-corruption Laws.  Neither Seller, nor any of its Affiliates (nor, to Seller’s Knowledge, any director, officer or employee thereof), is (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, including those relating to money laundering, anti-terrorism, trade embargos and economic sanctions, (ii) a Person with whom a citizen of the U.S. is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of applicable U.S. Law, or (iii) a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, the government of any country or region that is the target of the several economic sanctions programs administered by the OFAC.

Section 3.18.Environmental Matters.

(a)Each Company is and since May 6, 2016 has been, and to Seller’s Knowledge prior to May 16, 2016 has been, in compliance in all material respects with all Environmental Law.

(b)Neither Seller (with respect to the Company Entities) nor either of the Company Entities has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(c)Each Company has obtained and is in material compliance, and since May 6, 2016 has been in material compliance, with all Environmental Permits necessary for the ownership, lease, operation or use of the businesses or assets of such Company and all such

Environmental Permits are in full force and effect.  Neither Seller (with respect to the Company Entities) nor either of the Company Entities has received from any Person any written notice that such Environmental Permits will be modified, suspended, terminated, or revoked, except by its own terms.

(d)Except as set forth in Section 3.18(d) of the Disclosure Schedules, since May 6, 2016, and to the Seller’s Knowledge prior to May 16, 2016, there has been no Release of Hazardous Materials that could reasonably be expected to result in liability under Environmental Law with respect to the business or assets of either Company or any Real Property currently owned, operated or leased by either Company, and neither Seller nor either Company has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of either Company (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or either Company.

(e)Except as set forth in Section 3.18(e) of the Disclosure Schedules, to the Seller’s Knowledge, no active or abandoned underground storage tanks, sumps, landfills, or surface impoundments for the treatment, storage, or disposal of Hazardous material are present, or have been present, at any Real Property now owned, leased, or operated by either Company.

(f)Neither Company has retained or assumed by contract any Liabilities or obligations of third parties under Environmental Law.

(g)There are no current or, to Seller’s Knowledge, threatened Environmental Claims related to any actual or potential violation or alleged noncompliance by Seller or either Company with any Environmental Law.

(h)No Real Property currently owned, operated or leased by either Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

(i)There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by either Company with respect to which such Company has received any written notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by such Company.  To Seller’s Knowledge, none of the foregoing off-site locations is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

(j)Seller has provided or otherwise made available to Buyer all environmental reports, studies, audits, records, material correspondence to or from agencies, sampling data, site assessments (including any Phase I or Phase II environmental reports), risk assessments, economic models, environmental investigation or remediation studies, audits, assessments  and other similar documents with respect to the business or assets of the Company Entities or any currently or formerly owned, operated or leased Real Property of the Company Entities which are in the possession or control of Seller or the Company Entities related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials

and liability under Environmental Laws and environmental conditions at the Real Property. There are no material planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

Section 3.19.Employee Benefit Matters.

(a)Section 3.19(a)(i) of the Disclosure Schedules contains a true, accurate and complete list of each plan, trust, insurance, contract, award, arrangement, agreement, policy, practice or program that provides compensation, pension, benefit, retirement, profit-sharing, deferred compensation, bonuses, performance award, other forms of incentive or deferred compensation, stock option, stock purchase, phantom equity or other stock related rights or equity or equity-based, change in control, employment, consulting, retention, supplemental unemployment benefits, severance, termination, vacation benefits, paid time off benefits, welfare, disability, sick leave, health and medical, insurance (including any stop-loss arrangements), employee assistance, vacation, paid time off, fringe-benefit and any other similar plan, trust, insurance, contract, award, arrangement, agreement, policy, practice or program, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, administered or contributed to, or required to be contributed to by Seller or either Company or any ERISA Affiliate of either Company for the benefit of any current or former employee, officer, manager, director, retiree, independent contractor, consultant or other agent of the Company Entities and/or any spouse, dependent or beneficiary of such individual, and under which such Company or any of its ERISA Affiliates has or may have any present or future, direct or indirect, joint and several, or contingent Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a)(i) of the Disclosure Schedules, each, a “Benefit Plan”). Section 3.19(a)(ii) of the Disclosure Schedules lists each Benefit Plan for which a Company is the plan sponsor and to which, therefore, absent the Benefit Plans being terminated, employees of the Company Entities will remain eligible to participate after the Closings.

(b)Except as set forth in Section 3.19(b) of the Disclosure Schedules:

(i)no “prohibited transaction,” as such term is described in Section 4975 of the Code or Section 406 of ERISA (excluding transactions exempted under Section 408 of ERISA and regulatory guidance under Section 408), has occurred with respect to any of the Benefit Plans that would subject either Company, any officer of either Company or, to Seller’s Knowledge, any fiduciary to any Benefit Plan to any material Tax or penalty on such prohibited transaction imposed by Section 4975 of the Code; and

(ii)there exists no condition that would subject either Company or any ERISA Affiliate to any material Liability under the terms of the Benefit Plans or applicable Laws other than any payment of benefits in the normal course of plan operation;

(c)None of the Benefit Plans is, and neither the Company Entities nor any of their ERISA Affiliates has previously maintained, sponsored or contributed to, or currently maintains, sponsors or participates in, or contributes to or has any obligation to contribute to, or has any Liability or obligation with respect to, a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) or multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), in each case, that (i) is a defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA and neither the Company Entities nor any of their Affiliates has any actual or contingent Liability under Title IV of ERISA with respect to any defined benefit pension plan (other than a Multiemployer Plan) with respect to Seller or any ERISA Affiliates thereof or (ii) a plan that is otherwise subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA), and neither the Company Entities nor any of their Affiliates has not been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any other defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

(d)At no time since May 6, 2016, did any Seller, either Company or any ERISA Affiliate of any Seller or Company sponsor, maintain, contribute to, or have any obligation to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and there is no Multiemployer Plan with respect to which Buyer or any of its Affiliates may have any Liability, whether actual or contingent, including but not limited to (i) withdrawal Liability, within the meaning of Section 4201 of ERISA, has been incurred by Seller or the Company Entities which withdrawal Liability has not been satisfied, (ii) Liability for contributions or withdrawal Liability installment payments, (iii) Liability for any transaction described in Section 4212(c) of ERISA, or (iv) Liability for a lien against the assets of Seller, its Affiliates or either Company imposed under ERISA due to the failure to make contributions or payments due under Sections 515, 4201, 4204 or 4212 of ERISA.

(e)With respect to each Benefit Plan, true, accurate, correct and complete copies, to the extent applicable, of (i) all documents setting forth the terms of such Benefit Plan, including any amendments thereto and any related trust documents, or, with respect to any unwritten Benefit Plan, a summary of the material terms and conditions thereof, (ii) the most recent IRS determination, opinion or advisory letter relating to the tax-qualified status of the Benefit Plan,  (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, (iv) all material written Contracts relating to each Benefit Plan, including administrative service agreements or any agreement with a professional employer organization, (v) the annual reports (Form 5500), with all schedules and attachments, for the last three complete plan years, (vi) all written materials provided to any eligible participant relating to any Benefit Plan relating to amendments, terminations, establishments, increase or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to either Company or any of their ERISA Affiliates, (vii) all material correspondence to or from any Governmental Authority relating to any Benefit Plan, (viii) nondiscrimination and coverage testing results for the three most recent plan years, have been furnished or made available to Buyer, and (ix) the notice, election, and administrative forms used under COBRA (Section 601 et. seq. of ERISA) have been made available.  All material reports and disclosures relating to the Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner.  Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received an IRS determination letter or can rely upon an IRS opinion or advisory letter and nothing has occurred that would reasonably be expected to result in any such Benefit Plan not being so qualified.  Each Benefit Plan has been established, maintained and administered in accordance with its terms and in material compliance with applicable Laws.  There are no Actions pending (other than routine claims for benefits) or, to Seller’s Knowledge, threatened against, or with respect to, any of the Benefit Plans that could reasonably be expected to result in Liability to either Company or any of their ERISA Affiliates, and no facts or circumstances exist which would be reasonably expected to give rise to any such Action.  All required contributions, and payments from or in connection with, any Benefit Plan have been timely made in accordance with the terms of such Benefit Plan, applicable Contracts, and applicable Law, and all contributions for any period ending on or before the Closing Date which are not yet due are reflected as an accrued Liability on the most recent Financial Statement.  To Seller’s Knowledge, as of the date of this Agreement, no Benefit Plans is under audit or investigation by the IRS or the U.S. Department of Labor.

(f)Each Benefit Plan can be amended, terminated or otherwise discontinued after the Second Closing in accordance with its terms, without material Liability to Buyer, either Company or any of their Affiliates other than vested accrued benefits and ordinary administrative expenses typically incurred in a termination event.  Neither Seller nor either Company has commitments or obligations and neither Seller nor either Company has made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)Except as set forth in Section 3.19(g) of the Disclosure Schedules and other than group life insurance benefits or as required under COBRA (Section 601 et. seq. of ERISA) or other applicable Laws, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits. As to each Benefit Plan that is subject to coverage continuation obligations under COBRA or other Law, Section 3.19(e) of the Disclosure Schedules also contains a complete and accurate list of all persons (A) currently enrolled in a Benefit Plan under COBRA (or other similar Law), and (B) eligible to enroll in a Benefit Plan under COBRA (or similar Law).

(h)There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has since May 6, 2016 been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)To Seller’s Knowledge, there has been no amendment to, announcement by Seller, either Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  Neither Seller, either Company, nor any of their respective Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  Neither Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)The Company Entities are in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local Applicable Law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the applicable Closing, with respect to any Company Plan. The Company Entities have no unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local applicable Law governing health care coverage or benefits that would result in any material liability to the Company. The Company Entities have maintained all records necessary to demonstrate its compliance with the ACA and any other similar state or local Applicable Law.

(l)Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement, in each case, whether alone or in combination with any other event, will (i) result in any compensation becoming due to any current or former employee, consultant, independent contractor or director of either Company or any of their Affiliates, (ii) increase any payments or benefits payable under any Benefit Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Benefit Plan.

(m)(i) Neither Company has made any payment or payments, is obligated to make any payment or payments, or is a party to (or a participating employer in) any contract that could obligate such Company to make any payment, in each case that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code; (ii) no payment to any person will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code due in whole or in part to the transactions contemplated by this Agreement; and (iii) neither Company have made any payment or payments, is obligated to make any payment or payments, or are a party to (or a participating employer in) any contract that has resulted or could reasonably be expected to result in the imposition on such Company, any current or former equityholder, or any employee of such Company of any additional Tax or interest under Section 409A of the Code (or under any similar provision of state, local, or foreign law) or is subject to Section 457A of the Code.

(n)Neither Company will be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision or provisions of state, local or foreign law) as a result of any contract currently in effect.

Section 3.20.Employment Matters.

(a)Section 3.20(a) of the Disclosure Schedules contains a separate list for each Company of all individuals (foreign and domestic) who are employees, independent contractors or consultants of such Company as of the date set forth on such schedule (which shall be within thirty (30) days of the date of this Agreement), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) whether paid on a salaried, hourly, or other basis, and the current annual base compensation rate or base hourly rate, as applicable; (v) commission, bonus or other incentive-based compensation; (vi) exempt or non-exempt status (for employees only); and (vii) the specific Company (other than Smooth Bourbon) that employs or engages the individual.  Other than as set forth on Section 3.20(a) of the Disclosure Schedules, the Company Entities do not employ or engage any other employees, independent contractors, consultants, or other individual service providers engaged on any other basis.  As of the date hereof, all compensation, including wages, fees, paid time off, commissions and bonuses, payable to all employees, independent contractors, consultants, or other service providers of either Company for services performed on or prior to the date hereof have been paid as required by Law or Contract (or accrued in full on the Balance Sheet as required by Law).

(b)Neither Company is, or has been since May 6, 2016, a party to, bound by, or involved in negotiating any collective bargaining agreement or other Contract, or under any obligation to bargain, with a union, works council or labor organization (collectively, “Union”), and, to Seller’s Knowledge, there is not, and has not been since May 6, 2016, any Union representing or purporting to represent, nor has any Union made a demand or filed a petition for recognition or certification as the bargaining unit representative of, any employee or other service provider of either Company, and to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize any employees or other service providers of either Company for the purpose of collective bargaining.  There are no, and have never been, any pending or, to Seller’s Knowledge, threatened strikes, slowdowns, work stoppages, lockouts, concerted refusals to work overtime, unfair labor practice charges or other material labor disruptions affecting either Company or any of its employees or other service providers.

(c)Each Company is and has been since May 6, 2016 in compliance in all material respects with all applicable Contracts and Laws pertaining to employment and employment practices to the extent they relate to employees or other individual service providers of, or applicants for employment or hire by, such Company, including all Contracts and Laws relating to, without limitation, labor relations, collective bargaining, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, employment eligibility verification, immigration, wages, wage payment and deduction, hours, overtime compensation, child labor, hiring, testing, promotion, discipline, layoff, termination, working conditions, meal and other break periods, privacy, health and safety, workers’ compensation, leaves of absence and other time off work, record retention, notice and unemployment insurance.  The Company Entities maintain

Form I-9s (and all supporting documentation) for each current and former employee to the extent required by applicable immigration Laws, and neither Company has received written or verbal notice of any potential or actual violation of applicable Form I-9 or other immigration Laws.  All individuals classified and treated by either Company as independent contractors or on any other non-employee basis at any time are and have been at all times properly classified and treated as such under all applicable Laws.  All employees of either Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are and have been properly classified.  Except as set forth on Section 3.20(c) of the Disclosure Schedule, there are, and since May 6, 2016 have been, no Actions against either Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority, and no Orders against either Company, in connection with the employment or engagement of any current or former applicant, employee, consultant, independent contractor or other service provider of either Company or otherwise regarding the labor or employment practices of either Company, including without limitation as relates to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour compliance, immigration compliance, or any other labor or employment-related matter.

(d)Each Company has complied with the WARN Act when applicable, and neither Company has plans to undertake any action in the future that would trigger the WARN Act.

(e)Except as set forth on Section 3.20(e) of the Disclosure Schedules (i) the employment of each employee of the Company Entities is terminable at the will of the applicable Company, with no severance becoming due, (ii) neither Company has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

Section 3.21.Taxes.  Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)Each Company has filed in a timely manner (taking into account all applicable extensions) all Tax Returns required under all U.S. federal, state, local and non-U.S. Tax Laws and has timely paid all Taxes required to be paid by it, whether or not shown as due on any Tax Return.  All such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable U.S. federal, state, local or non-U.S. Tax Laws.  The unpaid Taxes of each Company did not, as of the date of such Company’s Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such Financial Statements (rather than in any notes thereto).  Since the Balance Sheet Date, neither Company has incurred any Liability for Taxes outside the Ordinary Course of Business consistent with past practice.  The Liabilities of the Company Entities for unpaid Taxes with respect to Pre-Closing Tax Periods will not exceed the amount of Tax Liability included as a current Liability in the Closing Working Capital.

(b)No Tax Action of or relating to any Tax Return or Tax matter of either Company, to the Knowledge of Seller, is pending or threatened in writing.  All deficiencies proposed as a result of any Tax Action of or against either Company relating to any Tax matters have been paid, reserved for or finally settled and no issue has been raised in any such Tax Action that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other Tax year not so examined or audited.  There is no outstanding agreement or waiver made by or on behalf of either Company for the extension of time for any applicable statute of limitations, and neither Company has requested any extension of time in which to file any Tax Return or to pay any Taxes that has not expired.

(c)Neither Company has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law, which has or will have continuing effect.

(d)Neither Company (i) is party to or bound by a Tax sharing, Tax allocation or Tax indemnity agreement or similar arrangement (other than agreements or arrangements entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes), (ii) has any obligation to indemnify any other Person with respect to Taxes that will be in effect on or after the First Closing (other than agreements or arrangements entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes), (iii) has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis under relevant law, or (iv) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar provision of Applicable Law, as a transferee or successor, by operation of applicable Law or otherwise.

(e)As for each Company, no written claim has been made or threatened in writing by a Tax Authority in a jurisdiction where such Company does not file Tax Returns asserting that such Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(f)As for either Company, none of the assets of such Company (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a “Section 467 rental agreement” as defined in Section 467 of the Code.

(g)Seller has delivered or made available to Buyer copies of all U.S. federal, state, local and non-U.S. income, franchise and employment Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by each Company for all Tax periods ending after December 31, 2018.

(h)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Company.

(i)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to either Company that have or will have continuing effect.

(j)Neither Company is, or has been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). To the extent a Company has participated (within the meaning of Treasury Regulations Sections 1.6011-4(c)(3)) in a “reportable transaction” with the meaning of Treasury Regulations Section 1.6011-4(b), such Company has properly and timely filed a disclosure statement (in the form prescribed by Treasury Regulations Sections 1.6011-4(d)) within the time period prescribed by Treasury Regulations Sections 1.6011-4(e).

(k)All Taxes which the Company is required by applicable Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority.

(l)None of the transactions contemplated hereby are subject to withholding under Section 1445 or 1446 of the Code.

(m)Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of:  (i) change in (or use of an improper) method of accounting for a Pre-Closing Tax Period under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law), (ii) intercompany transaction, (iii) installment sale made prior to the Closing Date, (iv) prepaid amount received or deferred revenue realized on or prior to the Closing Date, (v) gain recognition agreement to which the Company is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), (vi) Section 965(h) of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law), or (vii) Section 59A of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law).

(n)Each Company has disclosed on its Tax Return any reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provision of state, local, or non-U.S. Law.

(o)There are no Tax credits, grants, exemptions, holidays, concessions or other similar amounts or reductions that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by either Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(p)Neither Company has ever had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity, or any arrangement that could be treated as a partnership for tax purposes.

(q)Neither Company (i) is, or has never been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957 of the Code) and (ii) has ever held an interest in, a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(r)Each Company (i) has materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through

7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.  All tax credits claimed by either Company under Section 2301 of the CARES Act have been fully utilized. No Company has (nor has any Affiliate of a Company) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(s)From the date of its formation through the date of this Agreement, Smooth Bourbon has been properly classified as a “partnership” for income Tax purposes, and will continue to be so classified until all membership interests in Smooth Bourbon are held by Seller as of a date at least 14 days prior to the First Closing (the “Restructuring Date”).  After the Restructuring Date and until the acquisition of the Membership Interests in Smooth Bourbon in connection with the First Closing, Smooth Bourbon will be properly classified as a “disregarded entity” for federal income Tax purposes.

(t)From the date of its formation until the acquisition of the Membership Interests in Nugget Sparks in connection with Second Closing, Nugget Sparks has been (and will be) properly classified as a “disregarded entity” for federal income Tax purposes.

Section 3.22.Affiliate Transactions.  Section 3.22 of the Disclosure Schedule contains a list of all Contracts (including a summary of the terms of such Contract to the extent it is unwritten), between a Company, on the one hand, and Seller, its Affiliates (other than the Company Entities) or any director, manager, officer or equityholder of Seller or its Affiliates (including the Company Entities), on the other hand (the “Affiliate Transactions”).  To the extent any Affiliate Transaction is set forth in a written Contract, a true, complete and correct copy of such Contract has been provided to Buyer by Seller.  Except for the Membership Interests or as set forth on Section 3.22 of the Disclosure Schedule, none of Seller, its Affiliates or their respective directors, managers, officers or equityholders has an interest in any material property, or tangible or intangible right thereto, used by the Company Entities.  Furthermore, neither Company has any Liability to Seller, its Affiliates or their respective directors, managers, officers or equityholders based on facts, whether or not now known, existing on or before the First Closing Date, with respect to Smooth Bourbon, or the Second Closing Date, with respect to Nugget Sparks, other than, as applicable, (a) Liabilities arising under this Agreement or any documents or instruments delivered in connection herewith (including the Transaction Documents), or under any Contract described on Section 3.22 of the Disclosure Schedule that will survive the First Closing, with respect to Smooth Bourbon, or the Second Closing, with respect to Nugget Sparks, (b) Liabilities that will be satisfied or otherwise extinguished at or prior to the First Closing, with respect to Smooth Bourbon, or the Second Closing, with respect to Nugget Sparks, or (c) Liabilities of Nugget Sparks that will be reflected as such in the calculation of Working Capital.

Section 3.23.No Brokers.  Except as set forth on Section 3.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or either Company.

Section 3.24.Players List.  The Players List has been updated, maintained and secured in the Ordinary Course of Business.  Nugget Sparks owns or otherwise has the right to use for the purposes that it presently uses such information all data contained in the Player List, and as of the Second Closing, Nugget Sparks will have the right to use all data contained in the Player List as permitted by Law, the privacy policy of Nugget Sparks and/or Players Club terms.  The accessibility and usability of the Players List will not be adversely affected in any material respect by the consummation of the transactions contemplated by this Agreement.  The Players List does not contain any information that was derived without authorization from confidential information or trade secrets owned by any third party.  No third party has asserted in writing or, to the Knowledge of Seller, threatened to assert any action, suit or proceeding, claim, arbitration or investigation for material misappropriation any information contained in the Players List. Nugget Sparks’ use of the Player List in the conduct of its business is in compliance in all material respects with Laws applicable to the Players List, and there have been no material security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, the Players List. Except as would not reasonably be expected to be material to the business of Nugget Sparks, taken as a whole, (i) Nugget Sparks and its Affiliates have taken commercially reasonable steps to protect and preserve the confidentiality of confidential know-how and proprietary data included in the Player List from third parties which are not Affiliates of Nugget Sparks and, (ii) to the Knowledge of Seller, there has been no disclosure of any part of the Player List or any material trade secret information, confidential know-how, or proprietary data included in the Players List in violation of any applicable Law.

Section 3.25.Players Club; Promotions.  True and correct copies of all documents and policies setting forth the rules of participation in the Players Club have been provided to Buyer. No customer of the Company Entities is entitled to use or redeem at the Property benefits or credits arising due to his or her patronage at any casino property other than the Property.  All points and incentives earned in connection with the Players Club were earned in compliance with the applicable policies of the Company Entities.

Section 3.26.Powers of Attorney.  Neither Company has any outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual or other Person.

Section 3.27.Paycheck Protection Program.  None of the Company Entities has applied for or received any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or non-U.S. jurisdiction.

Section 3.28.No Other Representations or Warranties.    Except for the representations and warranties of Seller expressly set forth in this Article III (as modified by the Disclosure Schedules) and the representations and warranties in any Transaction Document, certificate or other instrument delivered hereunder or thereunder, and not in limitation hereof, none of Seller, the Company Entities and any other Person makes any other express or implied representation or warranty on behalf of Seller or the Company Entities or their respective assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Company Entities and their respective businesses, performance or prospects furnished or made available to Buyer and its Representatives or any representation or warranty arising from statute or otherwise in law, and any such express or implied representation or warranty not expressly set forth in this Agreement or any Transaction Document or certificate delivered hereunder or thereunder is disclaimed by Seller in its entirety.  The provisions of this Section 3.28 shall not, and shall not be deemed or construed to, waive, release or limit any claims for Fraud or Misconduct. Seller hereby acknowledges and agrees that nothing in this Section 3.28 shall limit in any way the representations and warranties of Seller made in this Article III or Buyer’s rights to indemnification or other remedies for any breach of the same as contemplated hereby.

ARTICLE IV.
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct:

Section 4.01.Organization, Good Standing and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Nevada and Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full corporate power and authority and Guarantor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer and Guarantor of this Agreement and any other Transaction Document to which they are a party, the performance by Buyer and Guarantor of their obligations hereunder and thereunder and the consummation by Buyer and Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Party. This Agreement has been duly executed and delivered by Buyer and Guarantor, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer and Guarantor enforceable against Buyer and Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.  When each other Transaction Document to which Buyer or Guarantor is or will be a party has been duly executed and delivered by the other parties thereto (assuming due authorization, execution and delivery by each such party), such Transaction Document will constitute a legal and binding obligation enforceable against Buyer and Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

Section 4.02.No Conflicts; Consents.

(a)The execution, delivery and performance by Buyer and Guarantor of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer of Guarantor; (ii) assuming compliance with the matters referred to in Section 4.02(b) conflict with or result in a violation or breach of any provision of any applicable Laws or Governmental Order applicable to Buyer or Guarantor; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer or Guarantor is a party or by which Buyer or Guarantor are bound or to which any of their properties and assets are subject or any Permit affecting the properties, assets or business of Buyer or Guarantor, except, in the case of clause (iii) above, for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to result in material Liability to Buyer or Guarantor or materially impair the operations of Buyer or Guarantor or prevent or materially delay Buyer or Guarantor from consummating the transactions contemplated by this Agreement.

(b)Except for (i) compliance with, and filings under the Exchange Act and the rules and regulations of all applicable securities exchanges,  (ii) filings, reports, approvals and/or notices under the HSR Act and (iii) the Gaming Approvals, no consent, approval, Permit or Governmental Order from, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Guarantor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  No vote of the holders of ownership interests of Buyer or Guarantor are necessary pursuant to applicable Law, rules and regulations of all applicable securities exchanges, the charter documents of either Buyer or Guarantor or otherwise to approve this Agreement and the transactions contemplated hereby.

Section 4.03.No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Guarantor.

Section 4.04.Legal Proceedings.  As of the date of this Agreement, there are no Actions pending or, to Buyer’s or Guarantor’s knowledge, threatened against or by Buyer, Guarantor or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or that, individually or in the aggregate, have been or are reasonably likely to result in material Liability to Buyer or Guarantor or materially impair the operations of Buyer or Guarantor.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05.Available Funds; Solvency.

(a)Buyer or Guarantor has, or at each applicable Closing will have, cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the transactions contemplated hereby at the applicable Closing.

(b)Buyer and Guarantor are solvent on the date hereof, will not be rendered insolvent by the performance of their obligations hereunder, including consummating the transaction contemplated hereunder, will not be undercapitalized upon consummation of the transactions contemplated by this Agreement, and will not, as a result of the transactions contemplated by this Agreement, incur debts beyond their ability to pay as such debts mature.

Section 4.06.Compliance with Laws; Permits.

(a)Buyer and Guarantor are in compliance with, and during the past three (3) years have been in compliance with, all applicable Laws, except where such non-compliance has not and would not reasonably be expected to, individually or in the aggregate, result in material Liability to Buyer or Guarantor or materially impair the operations of Buyer’s or Guarantor’s businesses.  Buyer and Guarantor are and have been in material compliance with all Laws the violation of which could be reasonably expected to delay, prohibit or otherwise materially impact in an adverse manner the timely approval of, or the issuance of any Permit required to consummate, the transactions contemplated by this Agreement by any Governmental Authority.  To the knowledge of Buyer and Guarantor, no investigation or review by any Governmental Authority with respect to Buyer or Guarantor is pending or threatened, nor, to the knowledge of Buyer and Guarantor, has any Governmental Authority indicated in writing an intention to conduct the same, except for such investigations or reviews that would not reasonably be expected to result, individually or in the aggregate, in material Liability to Buyer or Guarantor.

(b)Buyer and Guarantor have, and during the past three (3) years have, obtained and been in compliance with all Permits necessary to conduct their business (including all applicable (x) employee licensing requirements (and each has taken commercially reasonable measures to ensure that any employee who is required to have a Gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form) and (y) licenses, Permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, issued under applicable Gaming Laws that are necessary for Buyer and Guarantor to own and operate their Gaming facilities and related amenities), except those the absence of which, or non-compliance with which, has not been and would not reasonably be expected to be, individually or in the aggregate, material to Buyer and Guarantor, taken as a whole.

Section 4.07.SEC Filings.

(a)Guarantor has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Guarantor since December 31, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Guarantor SEC Documents”).

(b)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Guarantor SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.08.No Denial or Revocation of Gaming Licenses.

Neither Buyer, Guarantor nor any of their subsidiaries: (i) ever applied for a casino or other Gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Authority that it would be denied such a license or renewal if it were applied for.

Section 4.09.Non-Reliance.

(a)In connection with the due diligence investigation of the Company Entities by Buyer, Buyer has received and may continue to receive from the Company Entities and Seller certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company Entities and their respective businesses and operations. Buyer and Guarantor hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Buyer and Guarantor are familiar, and Buyer and Guarantor will have no claim against Seller, the Company Entities, or any of their respective stockholders, Affiliates or Representatives, or any other Person, with respect thereto. Accordingly, Buyer hereby acknowledges that, except as set forth in Article III, any Transaction Document, or any certificate or other instrument in connection herewith, none of Seller, the Company Entities, nor any of their respective Affiliates or Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

(b)Buyer and Guarantor acknowledge and agree that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, the other Transaction Documents, or any certificate or other instrument executed in connection herewith or therewith, and that Buyer and Guarantor are not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in Article III.

(c)Notwithstanding anything to the contrary herein (including this Section 4.09), the provisions of this Agreement do not in any way limit any legal remedy of Buyer against Seller or any other Person for claims based on Fraud or Misconduct.

Section 4.10.No Other Representations or Warranties.

Except for the representations and warranties of Buyer expressly set forth in this Article IV or the representations and warranties in any Transaction Document or any certificate or other instrument delivered hereunder or thereunder and not in limitation hereof, neither Buyer, Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Buyer. Buyer hereby acknowledges and agrees that nothing in this Section 4.10 shall limit in any way the representations and warranties of Buyer made in this Article IV or Seller’s rights to indemnification or other remedies for any breach of the same as contemplated hereby.

ARTICLE V.
Covenants

Section 5.01.Conduct of Business Prior to the Closing.

(a)From the date hereof until the First Closing, as to Smooth Bourbon, or the Second Closing, as to Nugget Sparks, except as otherwise expressly provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause each Company to, (x) conduct the business of such Company in the Ordinary Course of Business; provided, that Seller and each Company may take such actions as it may reasonably determine to be necessary in response to or as a result of the COVID-19 pandemic, including to comply with any Law or directive of a Governmental Authority; however such actions in response to or as a result of the COVID-19 pandemic must be designed to enable the Company Entities to conduct their business in as close to the Ordinary Course of Business, and cause the least interference with operations of the Company Entities, as is reasonably possible under the circumstances and consistent with public health interests; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of such Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Company.

(b)Without limiting the foregoing, from the date hereof until the First Closing Date, as to Smooth Bourbon, or the Second Closing Date, as to Nugget Sparks, except as consented to in writing by Buyer (not to be unreasonably withheld or delayed) or as may otherwise be expressly contemplated in this Agreement, each Company shall not, and Seller shall cause each Company not to:

(i)adopt any change in its Organizational Documents;

(ii)adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iii)issue, sell, transfer, pledge, dispose of or encumber (A) any Equity Interest, (B) securities convertible or exchangeable into or exercisable for any Equity Interest or (C) or any rights, warrants, options, calls or commitments to acquire any Equity Interest or any “phantom” equity, “phantom” equity rights or awards, equity appreciation rights, or equity-based performance units of the Company;

(iv)declare, set aside, make or pay any dividend or other distribution, payable in stock or property (other than cash or cash equivalents), with respect to any Equity Interest;

(v)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any Equity Interest or securities convertible or exchangeable into or exercisable for any Equity Interest, in each case in any manner that would adversely impact Seller’s ability to deliver to Buyer the requisite Member’s Interest in such Company at the applicable Closing;

(vi)merge or consolidate with any other Person, or acquire any business (whether by merger, consolidation, acquisition of stock or all or substantially all assets or similar) or all or a material amount of assets of any other Person;

(vii)sell, assign, license, lease, transfer or dispose of any of its properties, rights or assets (including, for the avoidance of doubt, the Company Intellectual Property), other than (A) sales, assignment, licenses, leases, transfer or dispositions, in the Ordinary Course of Business, or of assets with a fair market value not in excess of $50,000 individually or $100,000 in the aggregate, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties, (C) Permitted Encumbrances or (D) pursuant to a Material Contract in effect as of the date of this Agreement;

(viii)incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security, other than Indebtedness of Smooth Bourbon that will be repaid prior to or at the Initial Closing or Indebtedness of Nugget Sparks that will be repaid prior to or at the Second Closing;

(ix)other than in the Ordinary Course of Business or as required by applicable Law (A) amend, modify or accelerate in any material respect or terminate, cancel or waive any material rights under any Material Contract (other than expirations in accordance with their respective terms or terminations by the counterparties thereto) or (B) enter into any new Contract that would constitute a Material Contract if it was in effect as of the date hereof; provided, however, that any material amendment or modification, or termination by Nugget Sparks of, or waiver by Nugget Sparks of any material right under, that certain agreement set forth in Section 5.01(b)(ix) of the Disclosure Schedule will require the prior written consent of Buyer (not to be unreasonably withheld or delayed);

(x)except as required pursuant to the terms of any Benefit Plan in effect as of the date hereof, or as otherwise required by applicable Law, (A) increase the annual salary, wage rate or bonus with respect to Company employees except for increases in annual salary, bonus or wage rate in the Ordinary Course of Business not in excess of 5% per individual employee earning base annual compensation of at least $100,000 or an aggregate increase of 3% for all employees on an annualized basis, or increase any severance payment arrangement for which such Company will be obligated other than to the extent that such severance would be paid prior to the First Closing, in the case of Smooth Bourbon, or the Second Closing, in the case of Nugget Sparks, or would be included within Company Transaction Expenses for purposes of the Second Closing, (B) become a party to, establish, adopt, materially amend, or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) enter into any collective bargaining agreement or other agreement with an employee representative body, or recognize any employee representative body as the bargaining representative of any Company employees, other than as required by applicable Law or (D) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(xi)hire or terminate any Company employee, except in the Ordinary Course of Business;

(xii)enter into, amend or terminate any Benefit Plan, except (A) as required by any Benefit Plan as in effect on the date of this Agreement (or any plan or arrangement that would be a Benefit Plan in effect as of the date of this Agreement), (B) in the Ordinary Course of Business or (C) as required by Law;

(xiii)enter into any (A) collective bargaining agreement or similar arrangement or contract with any Union, or (B) agreement with any Multiemployer Plan;

(xiv)other than in connection with any pandemic, epidemic or other public health emergency, effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Company Employee;

(xv)other than as required by GAAP or by Law, make any material change in accounting methods, principles or practices affecting the consolidated assets, Liabilities or results of operations of such Company;

(xvi)except as required by GAAP or by Law, make any change to a Company’s fiscal year;

(xvii)make any material change to any privacy policy governing a Company’s collection and use of Personal Identifying Information;

(xviii)make, change or revoke any Tax election (including an entity classification election pursuant to Treasury Regulation 301.7701-3); settle or compromise any claim, notice, audit report or assessment in respect of Taxes; adopt or change any method of Tax accounting; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment, other than, in all cases, as required by Law, in the Ordinary Course of business or as will not have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or either Company in any Post-Closing Tax Period;

(xix)make any loans or advances to any Person, except for the extension of credit to customers or the advancement of expenses to employees, in each case in the Ordinary Course of Business, and intercompany loans or advances between the Company Entities;

(xx)(A) enter into the settlement of any claim in excess of $50,000 individually or $200,000 in the aggregate, unless such settlement contains an unconditional release of the applicable Company and its successors and/or assigns in respect of such claim and provides only for monetary damages that will be paid in full prior to the applicable Closing, (B) waive or release any material rights or claims of the applicable Company or its successors and/or assigns in an amount in excess of $50,000 individually or $200,000 in the aggregate, or (C) enter into any settlement which requires an admission of wrongdoing or directly or indirectly affects the conduct of the business or the applicable Company going forward in any material respect; provided, however, that the provisions of this paragraph shall not apply to the settlement of casualty insurance claims in compliance with Section 10.15 hereunder;

(xxi)except for entry into Contracts for transient hotel or conference or events center occupancy or catering services, amend, modify, extend or terminate any of the Real Property Leases, or otherwise enter into any Contract or other agreement for the use and occupancy of the Real Property or any portion thereof of interests therein, other than (y) Permitted Encumbrances and (z) any renewal of any Real Property Lease exercised by the tenant or other counterparty thereto in accordance with the terms of such Real Property Lease;

(xxii)enter into any commitments that would obligate the Company to make capital expenditures or commitments for capital additions to the Property, including property, plant or equipment constituting capital assets, after the applicable Closing other than (A) as provided for in the Company Entities’ 2022 Capital Request Master, a copy of which has been made available to Buyer, (B) in connection with the Right of Way Process, as defined in and to the extent conducted in accordance with the provisions of the Smooth Bourbon Second Amended and Restated Operating Agreement, or (C) in excess of $100,000 individually or $2,500,000 in the aggregate; provided, however that any unpaid amounts to which Nugget Sparks is obligated under the exceptions in (A), (B), or (C) as of the Second Closing shall be deemed current liabilities (regardless of when payable) for the purpose of calculating Working Capital and Closing Working Capital hereunder;

(xxiii)make any material change in the lines of business in which a Company participates or is engaged;

(xxiv)fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it as of the date hereof;

(xxv)except as required by GAAP, write off or write down any Company’s assets and Property;

(xxvi)voluntarily forfeit or surrender any Permit (including any liquor license) necessary to own, operate, manage and conduct the current operations with respect to the business of the Company;

(xxvii)accept reservations for rooms or services at the Property, group bookings, room allocation agreements, banquet facility and service agreements or make other discounts or promotions related thereto in each case outside of the Ordinary Course of Business;

(xxviii)amend in any material respect the rules of participation in the players club program applicable to the Property, or any Company policy with respect to the points or incentives earned thereunder which would be applicable to the period following the Second Closing;

(xxix)fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all material Permits necessary to conduct the business of each Company as presently conducted, including all Gaming Approvals issued under Gaming Laws;

(xxx)initiate or consent to any zoning reclassification of the Property or any change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting the Property; or

(xxxi)agree, resolve, authorize or commit to do any of the foregoing actions prohibited pursuant to this Section 5.01.

Notwithstanding the foregoing, nothing in this Section 5.01 will limit or prohibit Seller and its Affiliates from effecting transfers of real estate and membership interests among the Seller and its Affiliates as necessary or appropriate to cause, as of the First Closing, the Real Property constituting the Property to be owned by Smooth Bourbon and the Membership Interests to be owned by Seller.

Section 5.02.Access to Information.  From the date hereof until the First Closing, in the case of Smooth Bourbon, and the Second Closing, in the case of Nugget Sparks, Seller shall, and shall cause each Company, as applicable, to, (a) afford Buyer and its Representatives, upon reasonable advance notice, reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to such Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to such Company as Buyer and its Representatives may reasonably request; and (c) instruct the Representatives of Seller and each such Company to reasonably cooperate with Buyer in its investigation of the Company Entities; provided, however, that nothing in this Agreement shall require Seller or any Company Entity to, and neither Seller nor any Company Entity shall have any obligation to (until the Second Closing), provide Buyer with any information (A) in the Players Club database of either Company Entity, other than mutually agreed upon aggregated and de-identified information, or (B) guest party information relating to group room reservations or similar booking arrangements or commitments.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or either Company, and all requests by Buyer and its Representatives for information and access hereunder will be coordinated through Seller or Seller’s designee.  All information acquired by Buyer or any of its Representatives under this Agreement will be subject to the terms and conditions of the Confidentiality Agreement.  Buyer agrees to be bound by the Confidentiality Agreement in the same manner as Guarantor with respect to all matters relating to this Agreement, including the disclosure by Seller of any information to Buyer or its Representatives of any information regarding Seller, the Company Entities or their respective businesses or assets. From the date hereof until the First Closing, Seller shall cooperate with Buyer at Buyer’s expense to obtain an update to any of the Surveys.

Section 5.03.Financing Cooperation.   From the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement pursuant to Article IX), at the sole expense of Buyer, Seller shall, and shall cause each Company to, and shall use commercially reasonable efforts to cause the Representatives of Seller and each Company to, provide to Buyer and Guarantor, such cooperation as may be reasonably requested by Buyer in connection with obtaining Financing for any of the transactions contemplated hereby, including:

(i)upon reasonable prior notice, making senior management and advisors of Seller and each Company available to assist in preparation for and participate in a reasonable number of meetings, presentations and due diligence sessions with the Financing Parties and other proposed lenders, legal counsel, underwriters, initial purchasers, placement agents and proposed investors, and in sessions with rating agencies, in each case subject to customary confidentiality provisions;

(ii)providing Buyer and the Financing Parties such information regarding the business of each Company as shall be reasonably requested by Buyer or Guarantor in connection with Buyer’s and Guarantor’s preparation of materials for lender, underwriter and rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, offering memoranda, prospectuses, business projections and similar documents used in connection with such Financing, and providing customary authorization and management representation letters in connection therewith; provided, that any such offering materials need not be issued by Seller or a Company prior to Closing;

(iii)solely with respect to financial information and data derived from each Company’s historical books and records, provide Buyer with such information as Buyer or Guarantor shall reasonably request in connection with Buyer’s or Guarantor’s preparation of pro forma financial information and pro forma financial statements required under such Financing;

(iv)using commercially reasonable efforts to cause its independent accountants to provide reasonable assistance and cooperation to Buyer and Guarantor, including participating in accounting due diligence sessions and providing customary consents to Buyer and Guarantor to use their audit reports relating to Seller and each Company and providing drafts of any customary “comfort letters” with respect to financial information relating to a Company as necessary or customary for financings similar to such Financing;

(v)in the case of Nugget Sparks in connection with the Second Closing, assisting in the preparation of and executing and delivering definitive financing documents, including interest hedging arrangements, pledge and security documents  (including facilitating the pledge of collateral), and certificates and other documents and back-up for legal opinions, in each case as applicable and to the extent reasonably requested by Buyer or Guarantor; provided, that no obligation of such Company shall be effective prior to the Second Closing; and

(vi)providing at least seven (7) Business Days prior to the applicable Closing (A) all documentation and other information about Seller and each Company required by applicable “know your customer” and anti‑money laundering rules and regulations and reasonably requested in writing by Buyer or Guarantor and (B) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230;

provided, that nothing in this Section 5.03 shall require (i) such cooperation to the extent it would (A) subject Seller or any Company or their respective Affiliates or Representatives to any actual or potential personal liability, or (B) unreasonably interfere with the business or operations of Seller or a Company, (ii) the taking of any action that would conflict with or violate (w) the organizational documents of Seller or the Company Entities, (x) any contract of Seller, (y) in any material respect, the contracts of the Company Entities or (z) any applicable Law, (iii) such cooperation, or the taking of any action, that would cause any Company to breach any provision or fail to perform any of its obligations under this Agreement or cause any condition to Closing set forth in Article VII to fail to be satisfied, (iv) Seller or any Company to cause its governing board/committee or partners to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving such Financing, (v) Seller or any Company to pay any commitment or other similar fee in respect of such Financing prior to a Closing that is not advanced or substantially simultaneously reimbursed by Buyer or (vi) Seller or  any Company to make any representations or warranties to, or agree to any covenants with, any Person in connection with the Financing (provided that Nugget Sparks will take such actions to the extent such actions are contingent on, or are not effective prior to, the Second Closing).  Buyer shall indemnify, defend and hold harmless the Company Entities, Seller and each of their respective Affiliates and Representatives, successors and assigns from and against all Losses suffered or incurred by them in connection with (A) any action taken by them at the request of Buyer or Guarantor pursuant to this Section 5.03 or (B) any information utilized in connection therewith.  Buyer shall promptly, upon request by any Company, reimburse such Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or such Company in connection with the cooperation of Seller or such Company contemplated by this Section 5.03 taken at the request of Buyer or Guarantor.  Seller hereby consents to the use of the Company Entities’ logos as may be reasonably necessary in connection with such Financing.

Section 5.04.No Solicitation of Other Bids.

(a)Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company Entities) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company Entities) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving either Company; (B) the issuance or acquisition of the Membership Interests or other Equity Interests in either Company; or (C) the sale, lease, exchange or other disposition of any significant portion of either Company’s properties or assets; in each case other than transactions contemplated by this Agreement.

(b)Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing that Seller or its Representatives have received any Acquisition Proposal and the general type of transaction contemplated by such Acquisition Proposal.

Section 5.05.Notice of Certain Events.

(a)From the date hereof until the Second Closing, each Party shall promptly notify the other Party in writing of:

(i)any change, circumstance, effect, event or fact the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have,

individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)any material developments in discussions with Gaming Authorities in connection with the transactions contemplated by this Agreement; and

(v)any Actions commenced against, relating to or involving or otherwise affecting such Party or either Company that relates to the consummation of the transactions contemplated by this Agreement, or any written threat of such Action received by such Party or either Company.

(b)A Party’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06.Resignations.  Seller shall cause each officer and manager of Nugget Sparks to resign (or otherwise be removed) in such capacity, in each case unless, at least five (5) days prior to the Second Closing, Buyer requests that Seller cause such individual to continue to act as an officer or manager of Nugget Sparks, such resignations or removals to be effective as of the Second Closing.

Section 5.07.Confidentiality.

(a)For a period beginning at the Second Closing and ending five (5) years thereafter, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence any and all information, whether written or oral, concerning Nugget Sparks, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no breach of obligation of Seller, any of its Affiliates or its or their respective Representatives or (b) is lawfully acquired by Seller, any of its Affiliates or its or their respective Representatives from and after the Second Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller, any of its Affiliates or its or their respective Representatives are compelled to disclose any information by Law, Seller shall promptly (to the extent permitted by Law) notify Buyer in writing, and Seller, such Affiliate or such Representative, as applicable, shall cooperate reasonably with Buyer (at Buyer’s expense) in any attempt Buyer makes to seek a protective Order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Seller, such Affiliate or such Representative shall disclose only that portion of such information which it is advised by its counsel in writing is required by Law to be disclosed.

(b)Buyer and Guarantor may disclose information provided to them pursuant to Section 5.03 to Financing Parties in connection with any Financing pursuant to and in accordance with the terms of the Confidentiality Agreement.

Section 5.08.Non-competition; Non-solicitation.

(a)In further consideration for Buyer’s covenants and obligations hereunder and in order to protect the value of the Membership Interests purchased by Buyer (including the goodwill inherent in the Company Entities as of the Second Closing), contingent and effective upon the Second Closing, Seller agrees as follows:

(i)For a period of three (3) years commencing on the Second Closing Date, Seller shall not, and shall cause Anthony A. Marnell, III (“Anthony Marnell”) and any entity in which he directly or indirectly holds a majority of the voting ownership interests (collectively, “Restricted Parties”) to not, directly or indirectly, (A) engage in or assist others in engaging in a Competing Business, including by rendering services or advice to such Competing Business, (B) use the Players List or any portion thereof to make any direct marketing to the customers on the Players List for any Competing Business, (C) sell, license or otherwise permit any Person to use the Players List or any portion thereof to make any direct marketing to the customers on the Players List for any Competing Business, (D) own, operate, manage, finance or have an interest in any Person that engages directly or indirectly in a Competing Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (E) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Entities and customers, suppliers or other business relations of the Company Entities.  Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not (X) prevent Seller, Anthony Marnell or any applicable entity from owning, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if Seller, Anthony Marnell or the related entity, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, or (Y) apply to Anthony Marnell’s service on Golden Entertainment, Inc.’s Board of Directors or ownership of such entity’s capital stock.

(ii)For a period of three (3) years commencing on the Second Closing Date, Seller shall not, and shall cause the Restricted Parties to not, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee, agent, or independent contractor of a Company to terminate such relationship with such Company; (B) solicit any employee, agent, or independent contractor of any Company for hire, retention or employment or otherwise attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise; or (C) cause, induce or attempt to cause or induce any creditor, licensee, customer, vendor, supplier, prospective customer or other Person engaged in a business relationship with any Company to cease doing business with any Company or any of their respective Affiliates or to deal with any competitor of Buyer, or any Company.  Notwithstanding the foregoing, the restrictions set forth in clauses (A) and (B) of this paragraph shall not apply to recruiting or hiring activities undertaken by Golden Entertainment, Inc. or its Affiliates provided that Anthony Marnell does not direct or otherwise affirmatively encourage, recommend or suggest that activities be directed toward Company Entity employees.

(iii)Seller shall not make, and shall use its commercially reasonable efforts to assure that none of such Seller’s Representatives make, any disparaging statements, either orally or in writing, about Buyer or the Company Entities.

(b)Seller acknowledges that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Laws in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Laws.  The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c)If Seller violates the covenants set forth in this Section 5.08, then notwithstanding any provision herein to the contrary, the applicable time period relating to such covenant shall be extended with respect to such Seller for a period of time equal to the period that such violation shall exist and be continuing.

(d)Seller acknowledges and agrees that any breach of this Section 5.08 may result in serious and irreparable injury.  Therefore, Seller acknowledges and agrees that, in the event of a breach, Buyer shall be entitled, in addition to any other remedy at law or in equity to which it may be entitled, to equitable relief against Seller, including a temporary restraining order and preliminary and permanent injunctions to restrain Seller from such breach and to compel compliance with the obligations hereunder, and Seller waives the posting of a bond or undertaking as a condition to such relief. The prevailing Party in any such action shall be entitled to recover from the non-prevailing Party all costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action.

Section 5.09.Filings; Other Actions; Notifications.

(a)Subject to the terms and conditions of this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective subsidiaries, and Seller’s and Buyer’s and their respective subsidiaries’ respective directors, managers, officers, stockholders, members and employees, to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to satisfy the closing conditions set forth in Article VII as soon as reasonably practicable, including promptly preparing and filing, as practicable, all documentation to effect all necessary notices, reports and other filings and to promptly obtain and maintain all consents, registrations, approvals, Permits and authorizations necessary to be obtained from any third party and/or any Governmental Authority

(including any Gaming Authority) in order to consummate the transactions contemplated by this Agreement (which shall include a jointly prepared detailed change-over memorandum in such form as may be required by any Gaming Authorities and submit it to the Gaming Authorities with sufficient time to allow their review and approval prior to the Second Closing Date); provided, that without limiting the generality of the foregoing, Buyer shall submit all applicable initial applications and filings required under Gaming Laws to the relevant Gaming Authorities within forty-five (45) days after the date of this Agreement.  Seller and Buyer shall cooperate with each other and use (and shall cause their respective subsidiaries, and Seller’s and Buyer’s and their respective subsidiaries’ respective directors, managers, officers, stockholders, members and employees, to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to submit and diligently pursue approval and execution by NDOT of the Tenth Amendment to Highway Lease and Consent to Assignment and Encumbrance of Lease for Security in substantially the form agreed upon by Buyer and Seller prior to the execution of this Agreement. Buyer and its Representatives and Affiliates shall act diligently and promptly to pursue such Gaming Approvals and other applicable Permits or approvals from any Governmental Authority in connection with the making of all filings and submissions required hereby.  Buyer shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Government Authorities required to obtain the Gaming Approvals and other applicable Permits or approvals as promptly as possible.  Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable and upon the request of the other, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or Seller, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written communication or materials submitted to,  any third party and/or any Governmental Authority (including any Government Antitrust/Gaming Entity) in connection with the transactions contemplated by this Agreement, provided, that in no event will Buyer or Seller be entitled to review confidential or privileged information of the other (or one of their Affiliates).    Notwithstanding anything herein to the contrary, Buyer shall determine the strategy to be pursued for obtaining, and lead any efforts to obtain, all necessary actions or nonactions with respect to consents, registrations, approvals, Permits and authorizations from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement; provided, that Buyer agrees to take into consideration Seller’s reasonable views, suggestions and comments regarding such strategy and efforts.    Nothing in this Agreement shall require a Party or its subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon First Closing, as to requirements relating to Buyer’s acquisition of the Smooth Bourbon Interest, or the Second Closing, as to requirements relating to Buyer’s acquisition of the Nugget Sparks Interest.

(b)Subject to applicable Laws and the provisions in Section 5.09(a), Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, managers, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby, other than information that is confidential or privileged.

(c)Subject to applicable Laws and the instructions of any Governmental Authority, Buyer and Seller each shall use commercially reasonable efforts to keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly updating the other party regarding any material developments in its discussions with any Government Antitrust/Gaming Entity and furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, or any of its subsidiaries, from any Governmental Authority with respect to the transactions contemplated hereby.  Except with respect to routine communications with Gaming Authorities, neither Buyer nor Seller shall permit any of its Representatives to participate in any substantive telephone discussion or meeting with any Governmental Authority (including any Government Antitrust/Gaming Entity) in respect of any filings, investigation or other inquiry with respect to the transactions contemplated hereby unless, to the extent practicable, (i) it consults with the other Party in advance and (ii) unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(d)Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to Section 5.09, each of Seller (in the case of Section 5.09(d)(i) set forth below) and Buyer (in all cases set forth below) (and each Party shall cause its subsidiaries and its and their respective directors, managers, officers, equityholders, members and employees to in respect of such provisions) agree to use commercially reasonable efforts to take or cause to be taken the following actions:

(i)the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws or Gaming Laws (“Government Antitrust/Gaming Entity”) of non-privileged information and documents requested by any Government Antitrust/Gaming Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii)all actions reasonably necessary or advisable to avoid the entry of any permanent, preliminary or temporary injunction or other Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust or competition Law or any Gaming Law; provided, that, such commercially reasonable efforts shall not include (x) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (y) the proffer or agreement by Buyer or its subsidiaries of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Buyer, Buyer’s subsidiaries and/or the Company Entities or (z) taking or committing to take actions that would limit Buyer, Buyer’s subsidiaries and/or the Company Entities’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses or any interest or interests therein; and

(e)With respect to all filings and submissions under the HSR Act as may be required of the Parties for the consummation of the transactions contemplated hereby, each of the Parties shall coordinate and cooperate with the other Parties in exchanging such information and assistance as the other Parties hereto may reasonably request, provided that neither Party shall be obligated to share any privileged or confidential information to the other. Each of the Parties shall use commercially reasonable efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Government Antitrust/Gaming Entity. In addition, no Party shall extend any waiting period under the HSR Act or enter into any agreement with any Government Antitrust/Gaming Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Party, which shall not be unreasonably withheld.

(f)From the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Article VII, the date of such termination), to the extent that Buyer or Guarantor (such Persons, a “Requesting Acquiror”) reasonably determines that any financial statements of Seller or a Company are required to be filed with the SEC, including under Rule 3-05 or Rule 3-14 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”) (such financial statements, “S-X Financial Statements”), (x) to satisfy such Requesting Acquiror’s reporting obligations on Current Reports on Form 8-K (or any amendments thereto) in connection with the transactions contemplated hereby as a result of the applicable Closing (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from such Requesting Acquiror at any time after the date hereof but no later than the tenth (10th) day following the applicable Closing Date, Seller shall, and prior to such Closing shall cause each Company to (in all cases at the Requesting Acquiror’s sole expense), use commercially reasonable efforts to assist the Requesting Acquiror in preparing such Form 8-K Financial Statements as soon as reasonably practical (but in no event later than the sixty-fifth (65th) day following such Closing Date), and (y) in connection with any registration statement, proxy statement, prospectus, or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of the Requesting Acquiror, Seller shall use commercially reasonable efforts prior to such Closing to cause each Company (at the Requesting Acquiror’s sole expense) to assist the Requesting Acquiror in preparing such S-X Financial Statements as soon as reasonably practical.  From and after the applicable Closing, the Requesting Acquirors shall cause the Company Entities to provide Seller with access to the books and records and financial information and financial data as necessary for Seller to take the foregoing actions.

(g)Seller shall prior to or after the applicable Closing Date, and prior to the applicable Closing shall and shall cause the Company Entities to, use commercially reasonable efforts, upon reasonable request of the Requesting Acquiror prior to the applicable Closing, to (A) provide reasonable assistance and cooperation with such Requesting Acquiror’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by the Requesting Acquiror or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X, (B) provide reasonable assistance to the Requesting Acquiror and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, (C)  deliver to the Requesting Acquiror or its independent accounting firm, a customary representation letter signed by an authorized officer of the Company in such form as is reasonably required by the Requesting

Acquiror’s independent accounting firm, and (D) to cause the Company Entities’ independent accounting firm to take the actions contemplated by Section 5.03(iv) with respect to the S-X Financial Statements or other financial statements or information prepared pursuant to this Section 5.09; provided, that nothing in this Section 5.09(g) shall unreasonably interfere with the business or operations of the Seller or any Company.

Section 5.10.Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the First or Second Closing, or for any other reasonable purpose, for a period beginning at the First Closing and ending seven (7) years thereafter, as to Smooth Bourbon, and beginning at the Second Closing and ending seven (7) years thereafter, as to Nugget Sparks, Buyer shall:

(i)retain the books and records (including personnel files) of (A) Seller which relate to Smooth Bourbon or its businesses or operations for periods prior to the First Closing, and (B) Nugget Sparks relating to periods prior to the Second Closing in a manner reasonably consistent with the prior practices of Nugget Sparks; and

(ii)upon reasonable advance notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or either Company after the First or Second Closing, or for any other reasonable purpose, for a period beginning at the First Closing and ending seven  (7) years after the First Closing, as to Smooth Bourbon, and beginning at the Second Closing and ending seven  (7) years after the Second Closing, as to Nugget Sparks, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to each such Company or its businesses or operations for periods prior to the Closing; and

(ii)upon reasonable advance notice, afford the Representatives of Buyer or either Company reasonable access (including the right to make, at Buyer’s expense, as applicable, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)No Party shall be obligated to provide another Party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law or cause any loss of attorney-client privilege or similar protection.

Section 5.11.Closing Conditions.  From the date hereof until the applicable Closing, each Party hereto shall, and Seller shall cause each Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.

Section 5.12.Public Announcements.  Buyer shall issue the initial press release regarding this Agreement and the transactions contemplated hereby after the Parties have mutually agreed upon the contents of such initial release, and thereafter Seller and Buyer each shall use commercially reasonable efforts to consult reasonably with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority  (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any Governmental Authority. or (b) with respect to Buyer, in any periodic report filed by Buyer with the SEC after the initial disclosure of this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby by Buyer on Form 8-K (provided, that Buyer, to the extent permitted by Law, will consult with Seller on those parts of such periodic reports that relate to this Agreement and the transactions contemplated hereby to the extent such disclosure is not consistent with the scope and manner of public disclosures by the Parties related to this Agreement and the transactions contemplated hereby prior to the date such periodic reports are filed and will, in good faith, take into account Seller’s reasonable comments thereto).

Section 5.13.Fees and Expenses.  Except as otherwise specifically provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with this Agreement and the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, as well as any associated regulatory filings, whether or not the transactions contemplated hereby are effected.

Section 5.14.Affiliate Transactions.

(a)Except as set forth on Section 5.14 of the Disclosure Schedules, Seller shall cause all Affiliate Transactions to be terminated and of no further force and effect as of the Second Closing in a manner such that none of Buyer, the Company Entities or any of their respective Affiliates has any Liability or obligation pursuant to such Affiliate Transactions.

(b)Seller shall transfer into the Company Entities’ name(s) (as applicable), those Contracts currently held by Seller for the benefit of one or both of the Company Entities and reasonably necessary to the conduct of the business of the Company Entities as currently conducted (including those applicable Contracts set forth in the Disclosure Schedules).  Notwithstanding the foregoing, nothing in this section nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement by Seller to assign any Contract that by its terms or by Law is non-assignable without the consent of a third party or is cancelable by a third party in the event of an assignment (a “Non-Assignable Contract”), unless and until consent from such third party has been obtained.  With respect to all Non-Assignable Contracts, Seller shall use commercially reasonable efforts to cooperate with Buyer at its request for up to 18 months following the First Closing Date, as to Smooth Bourbon Non-Assignable Contracts, or the

Second Closing Date, as to Nugget  Sparks Non-Assignable Contracts in endeavoring to obtain such consents; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities, provide any financial accommodation, or remain secondarily or contingently liable for any Liability to obtain any such consent and any failure to obtain any consent by Seller for any reason in and of itself shall not constitute a breach of this Agreement.  To the extent permitted by applicable Law and the terms of the Non-Assignable Contracts, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Contracts shall be held, as of and from the applicable Closing Date, by Seller for the benefit of the applicable Company, and the covenants and obligations thereunder shall be performed by the applicable Company at such Company’s expense and in Seller’s name, and all benefits and obligations existing thereunder shall be for such Company’s account (and Seller shall promptly pay over to such Company (as applicable) all money received by it under such Non-Assignable Contracts in respect of periods after the applicable Closing Date); provided, that Seller may, after providing reasonable prior written notice to Buyer with reasonable detail, withhold any performance under a Non-Assignable Asset that may otherwise be reasonably requested by Buyer until Buyer or the applicable Company shall have provided Seller with all funds and other resources necessary for such performance.  As of and from the applicable Closing Date, Seller authorizes the applicable Company, to the extent permitted by applicable Law and the terms of the Non-Assignable Contracts, at such Company’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Contracts applicable to such Company.  Buyer agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to the Company Entities’ performance of, or failure to perform, obligations under the Non-Assignable Contracts, to the extent such Liabilities and Losses arose after the First Closing or the Second Closing, as applicable.

(c)Prior to the First Closing, Seller shall acquire unencumbered ownership of all Member’s Interests in Smooth Bourbon held by Marnell Properties, LLC, a Nevada limited liability company, such that Seller is able to deliver to Buyer unencumbered title to 50.0% of the Member’s Interests in Smooth Bourbon to Buyer at the First Closing, in each case pursuant to the terms of this Agreement.

Section 5.15.Right of Way Process.  Seller covenants and agrees that, for the period from the date hereof until (a) the First Closing, with respect to Smooth Bourbon, and (b) the Second Closing, with respect to Nugget Sparks and Seller, it will operate and will cause Smooth Bourbon and Nugget Sparks to operate in good faith and in the interest of the Property with respect to matters concerning the Right of Way Process, as defined in the Smooth Bourbon Second Amended and Restated Operating Agreement.

Section 5.16.Insurance.  From and after the First Closing Date with respect to Smooth Bourbon, and from and after the Second Closing Date with respect to Nugget Sparks, the Company Entities shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies other than (a) any Insurance Policy issued by a third-party and exclusively in the name and for the benefit of the applicable Company, (b) with respect to any matters covered by an Insurance Policy issued by a third-party that are properly reported to the relevant insurer(s) prior to the applicable Closing Date or (c) for claims brought under the occurrence-based Available Insurance Policies, for any claims or Losses pertaining to or arising out of occurrences that took place prior to the applicable Closing

Date, in each case, under clauses (a) through (c) above subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise mandated by Law.  “Available Insurance Policies” means Insurance Policies existing as of the applicable Closing Date and issued by a third-party that by their terms cover acts and omissions of the applicable Company occurring prior to the applicable Closing and permit the applicable claims as contemplated by this Section 5.16.  Seller shall reasonably cooperate with Buyer and the Company Entities in making and pursuing claims under the Available Insurance Policies.  Seller shall take no action to remove or otherwise limit the ability of the Company Entities to make claims under the Available Insurance Policies; provided, that the Parties shall cooperate with each other with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit each Party and its subsidiaries to manage and conduct its insurance matters as such Party deems appropriate.  Buyer will be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods from and after the applicable Closing and, if required, shall post any collateral required by an insurer in respect of any insurance policies held by the Company Entities in respect of the Property, its operations or its employees immediately prior to the applicable Closing.  Nothing in this Section 5.16 shall limit, modify or in any way affect the rights and obligations of the Parties under Article VIII.

Section 5.17.Guests’ Property; Reservations; Front Money.

(a)Buyer, on behalf of Nugget Sparks, shall be responsible from and after the effective time of the Second Closing (the “Effective Time”) for all property of guests at the Property, including (i) all motor vehicles that were checked and placed in the care of the Property, (ii) all baggage, suitcases, luggage, valises and trunks of customers checked or left in the care of the Property and (iii) any personal property stored in the safe deposit boxes or the house safe located at the Property.  Representatives of Buyer and Seller shall: (i) jointly inventory all such items effective as of the Effective Time; (ii) jointly prepare and execute no later than the Effective Time a written inventory of all such items, including identification of the Person(s) entitled to each of such items.  From and after the Effective Time such items shall continue to be stored in the facilities where they were inventoried; and Buyer shall be responsible for any claims with respect thereto.  In addition, forty-eight (48) hours prior to the Second Closing Date, Seller shall cause Nugget Sparks to give written notices, in a form mutually agreed by the Parties (“Seller Verification Notices”) to guests and other persons who have safe deposit boxes at the Property or who have deposited items in the house safe at the Property (the “Depositors”), advising them of the sale of Nugget Sparks to Buyer and requesting, within forty-eight (48) hours, verification of the contents in their safe deposit boxes or the house safe.  Copies of Seller Verification Notices shall be given to Buyer.

(b)Buyer will honor the terms and rates of all reservations (in accordance with their terms) made, in the Ordinary Course of Business, prior to the Second Closing at the Property by guests or customers, including advance reservation cash deposits or services confirmed by Seller for dates on or after the Second Closing Date in the Ordinary Course of Business.  Buyer recognizes that such reservations may include discounts or other benefits made in the Ordinary Course of Business, including benefits extended in the Ordinary Course of Business under any frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations.

(c)Effective as of the Effective Time, Representatives of each of Buyer and Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money.  All such Front Money shall be retained in the cages of the Property and listed in an inventory prepared and signed jointly by Representatives of Buyer and Seller no later than the Effective Time.  From and after the Effective Time, Buyer shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 5.17(c).

Section 5.18.Financial Statements.

Prior to the Second Closing Date, Seller shall deliver to Buyer unaudited consolidated balance sheets for Nugget Sparks for any fiscal quarter ended at least forty (40) days prior to the Second Closing Date and the related consolidated statements of income, members’ equity and cash flow for the fiscal quarters then ended, prepared in accordance with GAAP. Such financial statements shall be delivered to Buyer no later than forty (40) days after the end of such fiscal quarter.  Commencing January 1, 2023, if the Second Closing has not yet occurred, Seller shall cause Nugget Sparks to prepare in accordance with GAAP, and instruct its independent accountants to commence auditing, consolidated balance sheets of Nugget Sparks for the fiscal year ended December 31, 2022 and the related consolidated statements of income, members’ equity and cash flow for the fiscal year then ended to be delivered to Buyer no later than the later of (i) the Second Closing Date and (ii) April 1, 2023. The cost of the preparation of the foregoing financial statements shall be borne by Nugget Sparks.

Section 5.19.Further Assurances.

Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI.
Tax matters

Section 6.01.Tax Covenants.

(a)Prior to the First Closing with respect to Smooth Bourbon and the Second Closing with respect to Nugget Sparks, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), Seller  shall not (i) make, change or rescind any Tax election, amend any Tax Return, settle or compromise any Action relating to Taxes or consent to any extension or waiver of any statute of limitations period relating to Taxes as such election, Action, extension or waiver applies to a Company, or (ii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction as to a Company in the case of any action in clause (i) or (ii) outside the Ordinary Course of Business that would have the effect of increasing the Tax Liability, or reducing any Tax asset, of Buyer or the applicable Company in any Post-Closing Tax Period, except as required by Law.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including any Real Property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne equally by

Seller and Buyer and paid when due.  Seller shall, at its own expense, timely file (taking into account any applicable extensions) any Tax Return or other document with respect to such Taxes (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02.Termination of Existing Tax Sharing Agreements.   Seller shall cause any and all Tax sharing, Tax allocation, Tax indemnity and other similar agreements (whether written or not but excluding agreements or arrangements entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes) binding upon a Company to be terminated, as to Smooth Bourbon, prior to the First Closing, and as to Nugget Sparks, prior to the Second Closing.  After such termination, the applicable Company and its respective Representatives shall not have any further rights or Liabilities thereunder.

Section 6.03.Tax Returns.

(a)Seller shall prepare and timely file (taking into account any applicable extensions), or shall cause to be prepared and timely filed (taking into account any applicable extensions), all Tax Returns in respect of the Company Entities that are required to be filed for tax periods ending on or before the First Closing Date, in the case of Smooth Bourbon, or for tax periods ending on or before the closing of the Last Nugget Sparks Gaming Day, in the case of Nugget Sparks, and shall pay, or cause to be paid, all Taxes of the applicable Company reflected on such Tax Returns in connection with such filing.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the applicable Company with respect to such items, except as required by applicable Law.  Seller shall deliver any such Tax Returns to Buyer for its review at least thirty (30) days prior to the due date for filing such Seller Prepared Tax Return.  Seller and Buyer shall work in good faith to resolve any disputes with respect to any such Tax Returns.  In the case of any such Tax Return that includes activity or assets of Seller or its Affiliates other than those of Smooth Bourbon and Nugget Sparks, Seller shall deliver only such portion thereof (or information regarding such portion) as relates to Smooth Bourbon and Nugget Sparks.

(b)Buyer shall prepare and timely file, or cause to be prepared and timely filed, each Tax Return required to be filed in respect of Nugget Sparks, other than those Tax Returns required to be prepared and filed by Seller pursuant to Section 6.03(a).  Buyer shall deliver at least ten (10) days prior to the due date for the filing of any such Tax Return relating to a Straddle Period to Seller for Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Any Tax Return required to be filed in respect of Smooth Bourbon after the First Closing (other than those Tax Returns required to be prepared and filed by Seller pursuant to Section 6.03(a)) shall be prepared as provided in the Smooth Bourbon Second Amended and Restated Operating Agreement.

(c)Seller shall pay, or cause to be paid, all Taxes due with respect to the Tax Returns of Nugget Sparks and Smooth Bourbon for Pre-Closing Tax Periods.  With respect to all Tax Returns to be filed by Buyer or the relevant Company related to a Straddle Period,  Seller shall make any payment due to Buyer with respect to such Tax Returns at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority.  With respect to Taxes of the Company Entities relating to a Straddle Period, Seller shall pay to Buyer the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the day prior to the applicable Closing Date.  The portion of any Tax that is allocable to the taxable period that is deemed to end on the day prior to the applicable Closing Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company Entities terminated at the close of business on the day prior to the First Closing Date, in the case of Smooth Bourbon, or at the close of the Last Nugget Sparks Gaming Day, in the case of Nugget Sparks..

Section 6.04.Contests.  Seller agrees to give written notice to Buyer, and Buyer agrees to give written notice to Seller, of the receipt of any written notice which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity relating to any Tax may be sought by Buyer from Seller pursuant to this Agreement (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder.  Seller may, at the Seller’s cost and expense, participate in and, upon written notice to Buyer (a “Defense Notice”), assume the defense of any Action relating solely to a Tax Claim, provided that (i) Seller provides such written notice within ten (10) days after becoming aware of the commencement of any Tax Claim, (ii) the defense of such Tax Claim can be conducted separately from the defense of any Action for which Seller is not responsible pursuant to this Agreement, (iii) counsel engaged by Seller is reasonably acceptable to Buyer, (iv) Seller shall thereafter regularly consult with Buyer and keep Buyer informed of any material developments with respect to such Tax Claim and (v) Seller shall not, without Buyer’s prior written consent (not to be unreasonably withheld, delayed or conditioned), agree to any settlement, or appeal any adverse determination, with respect to any Tax Claim (each such Tax Claim assumed by Seller, a “Seller Tax Claim,” and any other Tax Claim, a “Buyer Tax Claim”).  Buyer shall have the right (but not the duty) to participate in the defense of any Seller Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by Seller in such Seller Tax Claim.  Buyer shall retain the defense over any Buyer Tax Claim, provided that (i) Buyer shall provide written notice within ten (10) days after becoming aware of the commencement of any Buyer Tax Claim, (ii) counsel engaged by Buyer is reasonably acceptable to Seller, (iv) Buyer shall thereafter regularly consult with Seller and keep Seller informed of any material developments with respect to such Buyer Tax Claim and (v) Buyer shall not, without Seller’s prior written consent (not to be unreasonably withheld, delayed or conditioned), agree to any settlement, or appeal any adverse determination, with respect to any Buyer Tax Claim.  Seller shall have the right (but not the duty) to participate in the defense of any Buyer Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by Buyer in such Buyer Tax Claim.  Seller’s delivery of a Defense Notice shall constitute an acceptance of its obligation hereunder to indemnify Buyer with respect to all Losses, if any, resulting from the subject Tax Claim.

Section 6.05.Cooperation and Exchange of Information.  The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in connection with preparing and filing any Tax Return pursuant to this Article VI or in connection with any Action in respect of Taxes of either Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities and making personnel reasonably available.  Each Party shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the applicable Company for any taxable period beginning before the applicable Closing Date for which filing responsibilities shift under provisions of this Article VI until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

Section 6.06.Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII.
Conditions to closing

Section 7.01.Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions:

(a)(i) The waiting period (or any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement to be consummated at such Closing shall have expired or been terminated, and (ii) all Gaming Approvals required to consummate the transactions contemplated by this Agreement to be consummated at such Closing shall have been obtained and remain in full force and effect.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered Governmental Order (whether temporary, preliminary or permanent) or Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement to be consummated at such Closing or any subsequent Closing.

Section 7.02.Conditions to Obligations of Buyer.

(a)The obligations of Buyer to consummate the transactions contemplated by this Agreement at the First Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to the First Closing, of each of the following conditions:

(i)(A) The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct on and as of the date hereof and at and as of the First Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, and (B) the Fundamental Representations shall be true and correct in all material respects on and as of the date hereof and at and as of the First Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(ii)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.

(iii)All consents listed on Section 7.02(a)(iii) of the Disclosure Schedules shall have been obtained on terms and conditions reasonably satisfactory to Buyer.

(iv)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any change, circumstance, effect, event or fact have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(v)Seller shall have duly executed and delivered to Buyer (or to an Affiliate of Buyer as Buyer may elect in its sole discretion) an assignment of the Smooth Bourbon Interest in the form, but for identification of the Smooth Bourbon Interest, attached hereto as Exhibit A (the “Assignment and Assumption Agreement”).

(vi)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 7.02(a)(i), (ii) and (iv) have been satisfied.

(vii)Seller shall have delivered to Buyer an Internal Revenue Service Form W-9 duly executed by Seller.

(viii)Nugget Sparks shall have received (and delivered to Buyer) at least three (3) Business Days prior to the First Closing Date, the Payoff Letters that reflect the amounts required in order to pay off such Indebtedness outstanding as of the First Closing Date to the extent necessary to extinguish (a) any further Liability of Smooth Bourbon for such Indebtedness and (b) all Encumbrances with respect to the assets of Smooth Bourbon theretofore associated with such Indebtedness.

(ix)Seller shall have delivered to Buyer written evidence reasonably satisfactory to Buyer of the termination of all lease agreements between Smooth Bourdon and Nugget Sparks in effect prior to the First Closing.

(x)Seller shall have delivered to Buyer a copy of the Commercial Lease executed by Smooth Bourbon and Nugget Sparks.

(xi)Seller shall have delivered to Buyer an executed copy of the Smooth Bourbon Second Amended and Restated Operating Agreement.

(xii)Seller shall have certified to Buyer that there has been no material adverse change in the condition of the Property from that set forth in that certain Property Assessment Report – IMEG Project #21008611 dated February 9, 2022, and issued by IMEG Corp., a copy of which has been delivered to Buyer prior to the date hereof.

(xiii)Seller shall have delivered affidavits and other customary documentation to the Title Company as may be reasonably requested by the Title Company to obtain the Title Policy in the name of Smooth Bourbon at the First Closing.

(xiv)Seller shall have delivered to Buyer a certificate executed by the secretary of Seller, dated as of the First Closing Date, certifying as to and, where appropriate, attaching certified copies of, (A) the limited liability company authorization(s) duly adopted by the managers and members of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions herein and therein, (B) the Organizational Documents of Smooth Bourbon, each as in effect at the First Closing Date, (C) the name, title, incumbency and signatures of the member, managers or officers of Seller authorized to execute the Transaction Documents on behalf of Seller.

(b)The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Second Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Second Closing, of each of the following conditions:

(i)(A) The representations and warranties of Seller contained in this Agreement as to Seller and Nugget Sparks (but, for the sake of clarity, not as to Smooth Bourbon) (other than the Fundamental Representations) shall be true and correct on and as of the date hereof and at and as of the Second Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, and (B) the Fundamental Representations that relate to Seller and Nugget Sparks (but not Smooth Bourbon) shall be true and correct in all material respects on and as of the date hereof and at and as of the Second Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(ii)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Second Closing Date.

(iii)All consents listed on Section 7.02(b)(iii) of the Disclosure Schedules shall have been obtained on terms and conditions reasonably satisfactory to Buyer.

(iv)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any change, circumstance, effect, event or fact have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(v)Seller shall have duly executed and delivered to Buyer (or to an Affiliate of Buyer as Buyer may elect in its sole discretion) an assignment of the Nugget Sparks Interest in substantially the form of the Assignment and Assumption Agreement.

(vi)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 7.02(b)(i), (ii) and (iv) have been satisfied.

(vii)Seller shall have delivered to Buyer an Internal Revenue Service Form W-9 duly executed by Seller.

(viii)Smooth Bourbon shall have received (and delivered to Buyer) at least three (3) Business Days prior to the Second Closing Date, (A) the Payoff Letters that reflect the amounts required in order to pay off such Indebtedness outstanding as of the Second Closing Date to the extent necessary to extinguish (1) any further Liability of Nugget Sparks for such Indebtedness and (2) all Encumbrances with respect to the assets of Nugget Sparks theretofore associated with such Indebtedness, and (B) final invoices from the payees of the Company Transaction Expenses described in clause (a) of the definition thereof (the “Final Invoices”).

(ix)Seller shall have delivered to Buyer written evidence reasonably satisfactory to Buyer of the termination of the Second Amended and Restated Casino/Hotel Management Agreement, dated January 14, 2019, by and among Marnell Gaming, LLC, Nugget Sparks, LLC and Marnell Gaming Management, LLC.

(x)Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the Contracts set forth on Section 7.02(b)(x) of the Disclosure Schedules have been assigned from Seller to Nugget Sparks.

(xi)Seller shall have delivered to Buyer written resignations, effective as of the Second Closing Date, of each manager and officer of Nugget Sparks called for under Section 5.06.

(xii)Seller shall have delivered to Buyer a certificate executed by the secretary of Seller, dated as of the Second Closing Date, certifying as to and, where appropriate, attaching certified copies of, (A) the limited liability company authorization(s) duly adopted by the managers and members of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions herein and therein, (B) the Organizational Documents of Nugget Sparks, each as in effect at the Second Closing Date, (C) the name, title, incumbency and signatures of the member, managers or officers of Seller authorized to execute the Transaction Documents on behalf of Seller.

(xiii)Seller shall have delivered to Buyer the original minute books of Nugget Sparks containing all available minutes of the meetings, including written consents in lieu of meetings, of the directors and shareholders or the managers and the members, the Organizational Documents and the Equity Interests record books.

(xiv)Seller shall have delivered to Buyer flash drive or other electronic storage medium containing the contents of the virtual data room used in connection with the transactions contemplated by this Agreement.

(xv)Seller shall have delivered a correct and complete copy of the Players List as of 5:00 p.m. Pacific Time on the day immediately prior to the Second Closing Date and a certificate of an officer of Seller certifying that to Seller’s Knowledge such copy of the Players List is true, correct and complete.

(xvi)Seller shall have delivered a correct and complete copy of the fixed asset ledger of Nugget Sparks as of the last day of the most recent calendar month, prepared in a manner consistent with Seller’s past practice.

Section 7.03.Conditions to Obligations of Seller.

(a)The obligations of Seller to consummate the transactions contemplated by this Agreement at the First Closing shall be subject to the fulfillment or Seller’s waiver, at or prior to the First Closing, of each of the following conditions:

(i)The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the First Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement to be consummated at or after the First Closing.

(ii)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.

(iii)Seller shall have received a certificate from Buyer, dated the First Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 7.03(a)(i) and (ii) have been satisfied.

(iv)Buyer (or an Affiliate of Buyer as Buyer may elect in its sole discretion) shall have duly executed and delivered to Seller the Assignment and Assumption Agreement with respect to the Smooth Bourbon Interest.

(v)Buyer shall have delivered to Seller a copy of the Smooth Bourbon Second Amended and Restated Operating Agreement executed by Buyer (or its applicable Affiliate acquiring the Smooth Bourbon Interest).

(vi)Buyer and Guarantor shall have delivered to Seller a certificate executed by the secretary of Buyer and Guarantor, dated as of the First Closing Date, certifying as to and, where appropriate, attaching certified copies of, (A) the corporate authorization(s) duly adopted by the board of directors of Buyer and Guarantor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer and Guarantor are a party, and the consummation of the transactions herein and therein, (B) the Organizational Documents of Buyer and Guarantor, each as in effect at the First Closing Date, (C) the name, title, incumbency and signatures of the officers of Buyer and Guarantor authorized to execute the Transaction Documents on behalf of Buyer and Guarantor.

(b)The obligations of Seller to consummate the transactions contemplated by this Agreement at the Second Closing shall be subject to the fulfillment or Seller’s waiver, at or prior to the Second Closing, of each of the following conditions:

(i)The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Second Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement to be consummated at or after the Second Closing.

(ii)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Second Closing Date.

(iii)Seller shall have received a certificate from Buyer, dated the Second Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 7.03(b)(i) and (ii) have been satisfied.

(iv)Buyer (or an Affiliate of Buyer as Buyer may elect in its sole discretion) shall have duly executed and delivered to Seller the Assignment and Assumption Agreement with respect to the Nugget Sparks Interest.

(v)Buyer and Guarantor shall have delivered to Seller a certificate executed by the secretary of Buyer and Guarantor, dated as of the Second Closing Date, certifying as to and, where appropriate, attaching certified copies of, (A) the corporate authorization(s) duly adopted by the board of directors of Buyer and Guarantor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer and Guarantor are a party, and the consummation of the transactions herein and therein, (B) the Organizational Documents of Buyer and Guarantor, each as in effect at the Second Closing Date, (C) the name, title, incumbency and signatures of the officers of Buyer and Guarantor authorized to execute the Transaction Documents on behalf of Buyer and Guarantor.

ARTICLE VIII.
Indemnification

Section 8.01.Survival.

(a)Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than the Fundamental Representations) shall survive the First Closing and the Second Closing and shall remain in full force and effect until the date that is (a) to the extent that the representations involve matters regarding Smooth Bourbon, eighteen (18) months from the First Closing Date and (b) to the extent that the representations involve matters regarding Seller or Nugget Sparks, eighteen (18) months from the Second Closing Date; provided,  further, that the Fundamental Representations, the representations and warranties set forth in Section 3.21 and the indemnification pursuant to Section 8.02(d) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.  All covenants and agreements of the Parties contained herein shall survive the Closings until fully performed in accordance with their terms.  Notwithstanding the foregoing, (a) any claims asserted in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved and (b) nothing in this Agreement shall limit a Party’s ability to make a claim for Fraud or Misconduct at any time following the applicable Closing.

(b)Seller acknowledges the Buyer Indemnitees’ rights to indemnification for representations, warranties, covenants and obligations of Seller contained in this Agreement and each of the other Transaction Documents, and the rights and remedies that may be exercised by the Buyer Indemnitees, are part of the basis of the bargain contemplated by this Agreement.

Section 8.02.Indemnification By Seller.    Subject to the other terms and conditions of this Article VIII, from and after the applicable Closing (i.e., with respect to matters involving Smooth Bourbon, from and after the First Closing, and with respect to matters involving Nugget Sparks, from and after the Second Closing), Seller shall indemnify and defend Buyer and its Affiliates (including, after the Closing, each Company) and its and their respective Representatives (collectively, the “Buyer Indemnitees” and individually a “Buyer Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred, sustained by, or imposed upon, the Buyer Indemnitees that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with the following:

(a)any breach of any of the representations or warranties (other than the Fundamental Representations) of Seller contained in this Agreement as of the date hereof or as of the First Closing, as to Smooth Bourbon, or the Second Closing, as to Nugget Sparks (in each case as if made as at and as of such date) or any inaccuracy in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)any breach of any of the Fundamental Representations of Seller contained in this Agreement as of the date hereof or as of the First Closing, as to Smooth Bourbon, or the Second Closing, as to Nugget Sparks (in each case as if made as at and as of such date) or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(d)except to the extent specifically included as a current Liability in the Closing Working Capital as finally determined pursuant to Section 2.04: (i) all Taxes of either Company for all Pre-Closing Tax Periods; (ii) all Taxes of Seller and its Affiliates (other than the Company Entities) for any taxable period; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company (or any predecessor of either Company) is or was a member (other than Taxes of the Company Entities) on or prior to the First Closing Date, as to Smooth Bourbon, or the Second Closing Date, as to Nugget Sparks, by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of non-U.S., state or local Law; (iv) any and all Taxes of any Person imposed on either Company arising under the principles of transferee or successor Liability or by contract, relating to an event or transaction occurring before the First Closing, as to Smooth Bourbon, or the Second Closing, as to Nugget Sparks,; (v) all Transfer Taxes for which Seller is responsible under Section 6.01(b); and (vi) any withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement;

(e)any Indebtedness or Company Transaction Expenses to the extent not paid in the First Closing or included in the calculation of Final Second Closing Cash Consideration, as finally determined in accordance with Section 2.04; or

(f)any Excluded Liabilities.

Section 8.03.Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, from and after the applicable Closing (i.e., with respect to matters involving Smooth Bourbon, from and after the First Closing, and with respect to matters involving Nugget Sparks, from and after the Second Closing), Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees” and individually a “Seller Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with the following:

(a)any breach of any of the representations or warranties of Buyer contained in this Agreement as of the date hereof or as of the First Closing or the Second Closing (as applicable, as if made as at and as of such date) or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)(i) all Taxes of either Company for all Post-Closing Tax Periods; (ii) all Taxes of Buyer and its Affiliates (other than the Company Entities) for any taxable period; and (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company will be a member (other than Taxes of the Company Entities) after the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of non-U.S., state or local Law; or

(d)any Liability of either Company Entity solely to the extent (i) first arising as to Smooth Bourbon after the First Closing and as to Nugget Sparks after the Second Closing and (ii) not subject to indemnification by Seller pursuant to Section 8.02.

Section 8.04.Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) or Section 8.02(b) for any individual claim where the Losses relating to such claim (or series of claims arising from similar facts or circumstances) do not exceed $25,000.

(b)Seller’s liability to the Buyer Indemnitees for indemnification under Section 8.02(a) shall not exceed one-half of the retention amount under the R&W Policy (the “Retention Amount”).

(c)The obligations of Seller to indemnify the Buyer Indemnitees for Losses resulting from a breach or alleged breach of any Fundamental Representations or the representations and warranties set forth in Section 3.21, in the aggregate, shall be capped at the aggregate amounts paid by Buyer under Section 2.02 of this Agreement (inclusive of amounts paid pursuant to Section 8.06(a)(ii));  provided,  however that such limitation on liability shall not apply to any claim based on Fraud or Misconduct on the part of the Company Entities, Seller or their respective Affiliates and Representatives.

(d)To the extent applicable, Indemnification claims pursuant to Section 8.02 or Section 8.03 must be brought within the applicable survival periods set forth in Section 8.01. Notwithstanding the foregoing, the limitations set forth in this Section 8.04 shall not apply to Losses as a result of Fraud or Misconduct.  Solely with respect to actions grounded in Fraud or Misconduct, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(e)The amount of any Losses subject to indemnification pursuant to this Agreement shall be calculated net of any insurance proceeds or other amounts under indemnification agreements actually received by the Indemnified Party on account of such Loss. Each Indemnified Party will use commercially reasonable efforts to pursue such recovery in good faith. The existence of a claim by an Indemnified Party for monies from an insurer or other party shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  Rather, the Indemnifying Party shall make timely payment of the full amount of Losses determined to be due and owing by it, and if the Indemnified Party later actually recovers insurance or other proceeds in respect of such Losses then the Indemnified Party shall promptly reimburse the Indemnifying Party to the extent necessary to avoid double recovery of the same Losses.  Any deductible or increase in insurance premiums attributable to claims made shall be indemnifiable Losses.

(f)Each Indemnified Party under this Article VIII shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)For the avoidance of doubt, the limitations to Seller’s indemnification obligations set forth Section 8.04(a) and Section 8.04(b) shall not apply to any claim based on Fraud or Misconduct on the part of the Company Entities, Seller or their respective Affiliates and Representatives.

Section 8.05.Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the

Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  Subject to any rights of any insurer under the R&W Policy, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by counsel, reasonably satisfactory to the Indemnified Party, chosen by the Indemnifying Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) relates to any criminal or quasi-criminal matter or (z) the Indemnified Party is reasonably advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that Indemnifying Party cannot assert on behalf of the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), and subject to any rights of any insurer under the R&W Policy, it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to or is not permitted under this Section 8.05(a) to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) except as provided in this Section 8.05(b).  Notwithstanding the foregoing, unless the consent of an insurer is required under the R&W Policy, the consent of the Indemnified

Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of any violation of Law by the Indemnified Party (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by or on behalf of the Indemnifying Party.

(c)Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  Within such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to each Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty-day (30-day) period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06.Payments; Order of Recovery.    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication, as applicable, by wire transfer of immediately available funds to the Indemnified Party;  provided,  however, that if the Indemnifying Party is Seller, the Parties agree that, except as expressly otherwise set forth in the R&W Policy, the Buyer Indemnitees shall use commercially reasonable efforts to satisfy the amount of any Losses:

(a)with respect to representations and warranties, (i) first, Buyer shall be responsible for an amount equal to one-half of the Retention Amount; (ii) second, Seller shall be responsible for an amount equal to one-half of the Retention Amount; and (iii) third, from the R&W Policy, and without, for the avoidance of doubt, any direct recourse against Seller (other than as provided in clause (ii) of this Section 8.06(a) or in Section 8.06(b), if applicable);

(b)with respect to the Fundamental Representations, if the R&W Policy has been exhausted or if recovery is not otherwise available thereunder, by direct recourse against Seller; and

(c)with respect to any claim for indemnification pursuant to Section 8.02(c) through Section 8.02(f) or in the case of any claim for or based on any Fraud or Misconduct on the part of the Company Entities, Seller or their respective Affiliates and Representatives, directly against Seller.

Notwithstanding the foregoing, nothing herein will limit the right of any party to seek specific performance, injunctive or equitable relief for any breach or threatened breach of any covenant of this Agreement.

Section 8.07.R&W Policy.    Buyer will obtain a buy-side representation and warranty insurance policy in the form attached hereto as Exhibit D (the “R&W Policy”). Buyer and Seller shall each pay 50% of the premium under the R&W Policy when due thereunder.

Section 8.08.Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Laws.

Section 8.09.Exclusive Remedies.  The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or Misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement following the applicable Closing (as set forth in the introductory sentences of Section 8.02 and Section 8.03), shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that nothing in this Section 8.09 shall limit any Buyer Indemnitee’s right to seek and obtain recovery under the R&W Policy, any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled under Section 10.10 hereof, or any Party’s right to seek any remedy on account of any Party’s Fraud or Misconduct.

ARTICLE IX.
Termination

Section 9.01.Termination.  This Agreement may be terminated at any time prior to the Second Closing by written notice by the terminating party to the other parties):

(a)By the mutual written consent of Buyer and Seller;

(b)By Seller, on the one hand, or Buyer, on the other hand if the transactions contemplated to take place in the Second Closing shall not have been consummated on or prior to February 22, 2023 (the “Outside Date”); provided,  however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available if the failure of the Party so requesting termination to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Second Closing to occur on or prior to such date; and provided,  further, that if, on the Outside Date, any Gaming Approvals required to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing have not been obtained but Buyer in good faith believes, upon the advice of Buyer’s counsel, that such Gaming Approvals will be forthcoming, Buyer will have the right to extend the Outside Date by an additional nine months (the “Extended Outside Date”) by so notifying the Seller in writing and paying to Seller, not later than the original Outside Date and by wire transfer in immediately available funds, the amount of $6,000,000 (the “Extension Payment”). The Parties agree that the Extension Payment will be nonrefundable but, if the Second Closing occurs, the Extension Payment will be credited against the Base Second Closing Purchase Price in accordance with the terms of Section 2.02(b)(i);

(c)By Buyer, on the one hand, or Seller, on the other hand, if there shall have been any uncured breach by Seller, with respect to a termination under this Section 9.01(c) by Buyer, or Buyer, with respect to a termination under this Section 9.01(c) by Seller, of any representation, warranty, covenant, obligation or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition under Article VII hereunder and (B) either (1) cannot be cured or (2) has not been cured within thirty (30) days after written notice from the other Party of such intent to terminate prior to the Outside Date; or

(d)By  either Buyer or Seller if a court of competent jurisdiction or other Governmental Authority shall have issued an Order or Law or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the remaining transactions contemplated by this Agreement and the other Transaction Documents that have not yet been consummated and such Order, Law or other Action shall have become final and non-appealable; provided,  however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any Party whose failure to comply with Section 5.07 has been the primary cause of such Order, decree, ruling or other Action.

Section 9.02.Effect of Termination.  Notwithstanding anything else to the contrary in this Agreement, in the event of a valid termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party hereto (or any direct or indirect equityholder, stockholder, partner, controlling Person, member, manager, Affiliate or Representative of such Party or such Party’s Affiliates or any of the foregoing’s successors and assigns) except:

(a)if such termination occurs after the First Closing, except as set forth in subsection (b) below, such termination shall not adversely impact any transactions consummated at the First Closing nor to any post-closing obligations under Articles II,  V,  VI or VIII of this Agreement to the extent applicable to the transactions consummated at the First Closing, to Smooth Bourbon or its business and operations (but, for the avoidance of doubt, not as to Nugget Sparks or any transaction that was to be consummated at the Second Closing); provided,  however, that the foregoing shall not limit Buyer’s rights under the Smooth Bourbon Second Amended and Restated Operating Agreement with respect to the sale or transfer of the Smooth Bourbon Interest;

(b)if such termination occurs after the First Closing, then within one (1) year following such termination, Seller shall repurchase (or cause the purchase of) the Smooth Bourbon Interest from Buyer for a repurchase (or purchase) price of $95,000,000 and, as a condition to the receipt of such amount, Buyer shall deliver to Seller or its designee good and valid title to all of Seller’s right, title and interest in and to the Smooth Bourbon Interest, free and clear of all Encumbrances (other than those restrictions imposed by the Organizational Documents of Smooth Bourbon or applicable securities Laws) pursuant to a conveyance instrument substantially similar to the Assignment and Assumption Agreement; provided,  however, that if this Agreement is terminated by Seller pursuant to Section 9.01(c) or is terminated by Buyer but as of the date of such termination Buyer or Guarantor, as applicable, was in material uncured breach of any representation, warranty, covenant, obligation or agreement set forth herein, which breach would give rise to the failure of a condition under Article VII hereunder, then Seller shall have the right, but not the obligation, upon written notice to Buyer to repurchase (or cause the purchase of) the Smooth Bourbon Interest on the terms set forth in this paragraph within one (1) year following such termination;

(c)if this Agreement is terminated by either party pursuant to Section 9.01(b) and Buyer shall not have received, on or prior to the Outside Date (as extended, if applicable) or Extended Outside Date, if applicable, all Gaming Approvals required to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing, then, within two (2) Business Days of such termination, Buyer shall pay to Seller by wire transfer in immediately available funds the amount of $9,000,000;

(d)the provisions set forth in this Section 9.02 and Article X shall remain in full force and effect; and

(e)that nothing herein shall relieve any Party hereto from Liability for any Fraud or Misconduct or any breach of an agreement or obligation hereof prior to such termination.

ARTICLE X.
Miscellaneous

Section 10.01.Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

If to Seller:                  Marnell Gaming, LLC

222 Via Marnell Way

Las Vegas, NV 89119

Attention:  Anthony Marnell, III, and Matthew Woodhead

Email: am3@marnellgaming.com and mwoodhead@marnellgaming.com

with a copy to:            Holland & Hart LLP

5441 Kietzke Lane, Suite 200

Reno, NV  89511

Attention: David Garcia and James Newman

Email: dgarcia@hollandhart.com and jnewman@hollandhart.com

If to Buyer:                 c/o Century Casinos, Inc.

455 East Pikes Peak Avenue, Suite 210

Colorado Springs, CO 80903
Attention: Peter Hoetzinger and Peggy Stapleton

E-Mail: peter.hoetzinger@cnty.com and peggy.stapleton@cnty.com

with copies to:             Faegre Drinker Biddle & Reath LLP

1144 15th Street, Suite 3400

Denver, CO 80202

Attention: Jeffrey Sherman and Douglas Wright

Email: jeff.sherman@faegredrinker.com and douglas.wright@faegredrinker.com

Section 10.02.Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) reference herein to any document or other information being “made available” or “provided” to Buyer prior to the date hereof shall be deemed satisfied, without limitation, by the posting of any such document or information in the virtual data room of the Company Entities or their respective Affiliates hosted by Intralinks at least two (2) Business Days prior to the date hereof (or any such later availability date as may be applicable hereunder), and (e) references to dollar amounts shall be deemed to be stated in United States dollars.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.03.Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04.Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05.Entire Agreement.  This Agreement (including any exhibits and schedules hereto and the Disclosure Schedules) and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  Notwithstanding the foregoing, nothing in this Agreement shall supersede or terminate Seller’s and Guarantor’s respective obligations under the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms (which terms Buyer has agreed to be bound by pursuant to the terms of this Agreement).  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06.Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) prior to the Second Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries, (b) on or after any Closing, this Agreement may be assigned by Buyer, without the consent of Seller, as security to any lender providing financing to Buyer or an Affiliate of Buyer, or any collateral agent or trustee therefor, and (c) following any Closing, this Agreement may be assigned by Buyer, without the consent of Seller, in connection with the transfer by Buyer to any Affiliate of Buyer of any of the Membership Interests.  No assignment shall relieve the assigning Party of any of its obligations hereunder, and, for the avoidance of doubt, any such assignor shall remain liable in all respects as a co-obligor for all obligations of such assigning Party set forth herein or in any Transaction Document.

Section 10.07.No Third-party Beneficiaries.  Except as specifically provided otherwise herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08.Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.   Notwithstanding anything to the contrary contained herein, any amendment or modification of this Section 10.08,  Section 10.11(b), the definitions of “Debt Financing Parties,” “Financing Parties,” or Section 10.16, or any defined term as used in such Sections or definitions, in a way that would be materially adverse in any respect to the Financing Parties shall require the prior written consent of such Financing Parties. Financing Parties are expressly intended as third party beneficiaries of this Section 10.08.

Section 10.09.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)IT SHALL BE MANDATORY THAT ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA, IN EITHER CASE LOCATED IN THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(C).

Section 10.10.Specific Performance.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) each of Buyer and Seller shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the Parties are entitled under this Agreement and (b) the right of specific enforcement in favor of Buyer and Seller is an integral part of the transactions contemplated by this Agreement and without that right, neither of the Parties would have entered into this Agreement.  Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that neither Buyer nor Seller, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10, shall be required to provide any bond or other security in connection with any such Action.

Section 10.11.Guaranty.

(a)Guarantor hereby irrevocably and unconditionally guarantees (the “Guaranty”) to Seller the full and timely performance and payment by Buyer when due of any obligations hereunder, to the extent the same is required to be performed or paid by Buyer pursuant to the terms and subject to the conditions and limitations contained herein (the “Obligations”).

(b)Guarantor shall not assign its rights, interests or obligations hereunder to any other Person without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.  Any attempted assignment in violation of this Section shall be null and void. Notwithstanding the foregoing, Guarantor may, without the consent of any other Party, assign its rights hereunder (a) for collateral security purposes to any lender providing financing to Guarantor, Buyer, or an Affiliate thereof, or (b) to any Affiliate (provided that no such transfer or assignment will relieve Guarantor of any of its obligations hereunder).

Section 10.12.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13.Limitation on Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth in this Agreement.  No former, current or future direct or indirect equity holders, controlling Persons, stockholders, Representatives, members, managers, Affiliates, general or limited partners or assignees of any Party or of any former, current or future direct or indirect equity holder, controlling Person, stockholder, Representative, member, manager, general or limited partner, Affiliate, or assignee of any Party shall have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of such Party under this Agreement or of or for any Action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict Liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a Party or another Person or otherwise.

Section 10.14.Conflict Waiver; Privilege.  Buyer and Seller agree that, notwithstanding any current, future, or prior representation of any of the Seller, either Company or any of their respective Affiliates by Holland & Hart LLP and Alonso Law Limited  (individually and collectively, “Seller Counsel”), Seller Counsel shall be allowed to represent Seller or any of Seller’s respective Affiliates in any matters and/or disputes (or any other matter), including any matter or dispute adverse to Buyer or the Company Entities, or any of their respective Affiliates, that either is existing on the date hereof or that arises in the future and relates to this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder (or any alternative transaction contemplated or pursued by Seller or either Company with respect to the Property prior to the date hereof), and Buyer (for itself and, for all periods after the Second Closing, with respect to Nugget Sparks, or any period after Buyer’s acquisition of all of the Membership Interests in Smooth Bourbon, if and when applicable, with respect to Smooth Bourbon) and Seller hereby (a) waive any claim they have or may have that Seller Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after a Closing between Buyer, the Company Entities, or either of their respective Affiliates (on the one hand) and Seller or any of Seller’s respective Affiliates (on the other hand), Seller Counsel may represent Seller or such Affiliate of Seller in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer, the Company Entities, or any of their respective Affiliates, and even though Seller Counsel may have represented a Company in a matter substantially related to such dispute.  Buyer (for itself and, for all periods after the Second Closing, with respect to Nugget Sparks, or any period after Buyer’s acquisition of all of the Membership Interests in Smooth Bourbon, if and when applicable, with respect to Smooth Bourbon) also further agrees that, as to all communications among Seller Counsel and Seller, the Company Entities, and any of their respective Affiliates that relate in any way to this Agreement and the other Transaction Documents, and the transactions contemplated hereunder and thereunder (or any alternative transaction contemplated or pursued by Seller or either Company with respect to the Property prior to the date hereof), including all right, title and interest in and to such communications, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to and may be controlled exclusively by Seller and shall not be deemed to have ever been conveyed, passed to, or claimed by Buyer or any of its Affiliates or, following the Second Closing (with respect to Nugget Sparks) or any period after Buyer’s acquisition of all of the Membership Interests in Smooth Bourbon, if and when applicable (with respect to Smooth Bourbon), in either case as it relates to the contemplation, negotiation or drafting of this Agreement and the other Transaction Documents (including preparation of the Disclosure Schedules).  Accordingly, no Person other than Seller controls the attorney-client privilege with respect to such communication or is able to waive the privilege.

Section 10.15.Casualty Event Provisions.  In the event that a Casualty Event shall have occurred prior to the Second Closing, and except as provided otherwise in the Commercial Lease (or any successor thereto, in each case to the extent then in effect), Seller shall cause any insurance proceeds received by Seller, Smooth Bourbon (to the extent that Seller continues to control such Company) or Nugget Sparks (as applicable) attributable to such Casualty Event to be used solely to repair, replace, or otherwise remedy the Casualty Event except to the extent such proceeds exceed the amount necessary to complete such repairs, replacement or remedy.  Seller shall not, and shall cause each Company (to the extent that Seller continues to control such Company) not to, settle any claim in excess of $1,000,000 with respect to any Casualty Event occurring between the date of this Agreement and the Second Closing without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 10.16.Debt Financing Parties.  Notwithstanding anything to the contrary contained in this Agreement, and except as otherwise set forth in this paragraph, each Party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, involving any Financing Party arising out of or relating to this Agreement, any Financing or any document related to any Financing or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, involving any Financing Party arising out of or relating to this Agreement, any Financing or any document related to any Financing or the performance thereunder shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court, (iv) that the provisions of this Section 10.16 shall apply to any such legal action, (v) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (vi) to waive, and hereby waive, any right to trial by jury in respect of any such action, (vii) none of the Financing Parties will have any liability to any of Seller or any Company Entity or any of their respective representatives, subsidiaries or Affiliates relating to or arising out of this Agreement, any Financing or any document related to any Financing or otherwise, whether in law or in equity, whether in contract or in tort or otherwise, and none of the Seller, the Company Entities or any of their respective representatives, subsidiaries or Affiliates will have any rights or claims against any of the Financing Parties hereunder or thereunder, and in no event shall any of Seller, the Company Entities or any of their respective representatives, subsidiaries or Affiliates be entitled to seek the remedy of specific performance of this Agreement against the Financing Parties, and (viii) that the Financing Parties are beneficiaries of and may enforce any liability cap or limitation on damages or remedies applicable to the Buyer or Guarantor in this Agreement (in each case under this clause (viii) to the same extent as the Buyer or Guarantor).  Notwithstanding the foregoing, the provisions of the preceding sentence shall not apply to any circumstance in which a Financing Party has assumed Buyer or Guarantor’s rights hereunder as a result of a foreclosure upon any collateral assignment of this Agreement made to a Financing Party pursuant to Section 10.06 or 10.11 hereof, or otherwise, following which such assuming Financing Party shall be subject to the provisions of this Agreement (exclusive of the initial sentence of this section) as they may pertain to such Financing Party’s handling of the assumed rights.  Furthermore, Buyer and Guarantor hereby waive any right to, and agree not to seek to, join or otherwise bring (by whatever method and in whatever capacity) any Financing Party into any action involving Seller and Buyer and/or Guarantor concerning their respective rights or obligations under this Agreement to the extent that any such joinder or inclusion might implicate the provisions of the first sentence of this section.  For purposes of this Section 10.16, “Financing Parties” shall not be deemed to include Buyer or Guarantor regardless of whether such party may otherwise fall within such definition for other purposes under this Agreement.  Financing Parties are expressly intended as third party beneficiaries of Section 10.06,  Section 10.08,  Section 10.11(b) and this Section 10.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: MARNELL GAMING, LLC

By	/s/ Anthony A. Marnell III
Name: Anthony A Marnell III
Title: Chief Executive Officer

BUYER: CENTURY NEVADA ACQUISITION, INC.

By	/s/ Margaret Stapleton
Name: Margaret Stapleton
Title: Secretary

GUARANTOR: CENTURY CASINOS, INC.

By	/s/ Margaret Stapleton
Name: Margaret Stapleton
Title: Chief Financial Officer and Corporate Secretary

[Signature page to Membership Interest Purchase Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B

COMMERCIAL LEASE AGREEMENT

EXHIBIT C

SECOND AMENDED and RESTATED OPERATING AGREEMENT OF
SMOOTH BOURBON, LLC, A NEVADA LIMITED LIABILITY COMPANY

EXHIBIT D

FORM OF REPRESENTATION AND WARRANTIES INSURANCE POLICY